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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

United Therapeutics Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1110 Spring Street
Silver Spring, MD 20910

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The annual meeting of shareholders of United Therapeutics Corporation will be held at our headquarters, 1110 Spring Street, Silver Spring, Maryland 20910, on Friday, June 26, 2009, at 9:00 a.m. local time for the following purposes:

  1.
  Election of the following three Class I directors nominated by our Board of Directors for terms expiring at the 2012 annual meeting of shareholders: Ray Kurzweil, Martine Rothblatt and Louis Sullivan;

  2.
  Ratification of the appointment of Ernst & Young LLP as United Therapeutics Corporation's independent registered public accounting firm for 2009; and

  3.
  To consider and act upon such other business as may properly come before the annual meeting of shareholders and any adjournment or postponement thereof.

        Only shareholders of record at the close of business on April 29, 2009, are entitled to notice of, and to vote at, the meeting.

        Important Notice Regarding the Availability of Proxy Materials for United Therapeutics Corporation's 2009 Annual Meeting of Shareholders to Be Held on Friday, June 26, 2009:

United Therapeutics Corporation's Proxy Statement, Annual Report, Form 10-K and
other proxy materials are available at: http://ir.unither.com/annualProxy.cfm.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

        ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THIS MEETING.

                      By Order of the Board of Directors,

                      Paul A. Mahon
                       Secretary

April 29, 2009
Silver Spring, Maryland

PAGE
INFORMATION ABOUT THE MEETING, VOTING AND PROXIES	1
General	1
Record Date and Outstanding Shares	1
Solicitation	1
Voting Rights and Quorum	1
Proxy	1
Voting Requirements	2
CORPORATE GOVERNANCE, BOARD OF DIRECTORS, COMMITTEES	2
Lead Director	2
Shareholder Communications with Directors	2
Committees of our Board of Directors	3
Director Independence	5
Director Qualifications	6
Meetings of our Board of Directors	6
Non-Employee Director Compensation	6
Table: Director Compensation	8
Related Party Transactions Policy	9
Certain Relationships and Related Party Transactions	9
BENEFICIAL OWNERSHIP OF COMMON STOCK	11
PROPOSAL No. 1: Election of Directors	13
PROPOSAL No. 2: Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation's Independent Registered Public Accounting Firm for 2009	17
COMPENSATION DISCUSSION AND ANALYSIS	18
Executive Summary	18
Compensation Guiding Principles	19
Benchmarking of Compensation, Target Pay Position, Tally Sheets and Other Factors Affecting Compensation Decisions	20
Review of 2008 Executive Compensation Decisions	24
Table: Summary 2008 Target Compensation	24
2008 Base Salary	24
2009 Base Salary	25
Cash Incentive Bonus Compensation	25
Long Term Incentive Bonus Compensation	30
2008 Annual Long-Term Incentive Bonus Award to our Chief Executive Officer	37
2008 Exchange of Underwater Stock Options and Amendments to STAP Awards	37
Long-Term Incentive Bonus Awards Grant Timing Policy	38
Benefits and Perquisites	39
Accounting and Tax Considerations	41
COMPENSATION COMMITTEE REPORT	42
SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE	43
Summary Compensation Table	43
Table: Grants of Plan-Based Awards	45
NARRATIVES TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE	46
Named Executive Officer Employment Agreements	46
Summary of Terms of Plan-Based Awards	47
Table: Outstanding Equity Awards at Fiscal Year-End	49

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UNITED THERAPEUTICS CORPORATION
1110 Spring Street
Silver Spring, MD 20910

PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

General

        This proxy statement and enclosed proxy card are furnished on or about May 8, 2009, to shareholders of United Therapeutics Corporation in connection with the solicitation by our Board of Directors of proxies to be voted at our 2009 annual meeting of shareholders and any adjournment or postponement thereof. Our annual meeting of shareholders will be held on Friday, June 26, 2009, beginning at 9:00 a.m. eastern time at our corporate headquarters, 1110 Spring Street, Silver Spring, Maryland 20910.

Record Date and Outstanding Shares

        At the close of business on April 29, 2009 (the "Record Date"), there were 26,451,577 shares of our common stock outstanding and entitled to vote at our annual meeting of shareholders. Only shareholders of record at the close of business on the Record Date will be entitled to vote, either in person or by proxy, at our annual meeting of shareholders, and each share will have one vote.

Solicitation

        Proxies are being solicited by our Board of Directors. We will bear the cost of soliciting proxies. Our officers and employees may solicit proxies in person or by telephone, fax, email or regular mail, and they will receive no additional compensation for such work. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be paid for such forwarding service.

Voting Rights and Quorum

        Shares can be voted only if the shareholder is present in person or by proxy. Whether or not a shareholder plans to attend our annual meeting in person, he or she is encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Secretary of United Therapeutics Corporation at 1110 Spring Street, Silver Spring, Maryland 20910, a written notice of revocation or a fully executed proxy bearing a later date, or by attending the annual meeting of shareholders and voting in person. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the annual meeting of shareholders.

        Abstentions, "broker non-votes" (i.e., shares held by brokers or nominees that are represented at the meeting but with respect to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon) and proxies that are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will be counted as present in determining whether the quorum requirement is satisfied.

Proxy

        If the enclosed proxy card is properly executed and returned prior to the annual meeting of shareholders, the shares represented by the proxy card will be voted in accordance with the shareholder's directions. If the proxy card is signed and returned without any direction given, shares of our common stock represented by the proxy will be voted FOR the election of the three director nominees named on the proxy card and FOR ratification of the appointment of Ernst & Young LLP as United Therapeutics Corporation's independent registered public accounting firm for 2009.

        Each of our director nominees has consented to be named herein and to continue to serve on our Board of Directors, if elected. It is not anticipated that any nominee will become unable or unwilling to accept his or her nomination or election. If such an event should occur, the persons named in the proxy intend to vote for the election of, in such nominee's stead, such other person as is recommended to our Board of Directors by our Board of Directors' Nominating and Governance Committee.

Voting Requirements

Proposal No. 1: Election of Directors

        Directors are elected by a plurality of the affirmative votes cast at our annual meeting of shareholders. "Plurality" means that the three nominees who receive the largest number of votes cast will be elected as directors. Broker non-votes and shares as to which a shareholder withholds voting authority are not considered votes cast and therefore have no impact on the election of directors. Cumulative voting is not permitted in the election of directors. Proxies may not be voted for more than three nominees.

Proposal No. 2:  Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation's Independent Registered Public Accounting Firm for 2009

        The affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at our annual meeting of shareholders is required for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009. Abstentions have the same effect as an "against" vote. Broker non-votes have no impact on the outcome this matter.

CORPORATE GOVERNANCE, BOARD OF DIRECTORS, COMMITTEES

Lead Director

        Professor Christopher Patusky, one of our independent directors, serves as our Lead Director and as the Chairman of our Nominating and Governance Committee. Our Nominating and Governance Committee charter requires that the Nominating and Governance Committee Chairman convene and preside over regular meetings of our independent directors. When serving in such a capacity, this individual is also referred to as the Lead Director of our Board of Directors. The Lead Director organizes and chairs periodic meetings of our independent directors, where company business can be discussed outside the presence of the non-independent directors and members of management. The Lead Director also serves as the official liaison between our independent directors and members of management.

Shareholder Communication with Directors

        We do not have a formal process by which shareholders may communicate directly with our Board of Directors. Instead, shareholders are encouraged to address any director communications to our Secretary by overnight or certified mail, signature acceptance or return receipt required, at: United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910. The Secretary will process and direct the communication to the appropriate director, officer or employee for response. Shareholders will receive a written acknowledgement from the Secretary upon receipt of such written communication. Shareholders have the option of reporting concerns anonymously and confidentially.

 Committees of our Board of Directors

        Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Our Board of Directors has determined that all members of these committees meet the definition of "independence" set forth in Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. (NASDAQ) listing standards. In addition, our Board of Directors has determined that the Audit Committee members meet the heightened independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.

        The charter for each committee may be accessed electronically on the "Corporate Governance" section of the "About" page of our website located at http://www.unither.com, or by writing to us at: United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910, or by sending an e-mail to corporatesecretary@unither.com.

Audit Committee

        Members: R. Paul Gray (Chair), Christopher Causey, M.B.A., and Christopher Patusky, J.D., M.G.A.

        The Audit Committee of our Board of Directors held seven meetings during 2008. The Audit Committee's responsibilities include: (a) representing and assisting our Board of Directors in its oversight responsibilities regarding our accounting and financial reporting processes, the audits of our financial statements, including the integrity of our financial statements, and our independent registered public accounting firm's qualifications and independence; (b) preparing the report required by the Securities and Exchange Commission for inclusion in our annual proxy statement; (c) retaining and terminating our independent auditors; (d) approving in advance all audit and non-audit services to be performed by our independent auditors; (e) approving related person transactions; and (f) performing such other functions as our Board of Directors may from time to time assign to the Audit Committee. The Audit Committee's charter, which is periodically reviewed and revised by the Committee and our Board of Directors, outlines the Committee's specific responsibilities. For additional information regarding the processes and procedures used by the Audit Committee, please see the section entitled Report of the Audit Committee below.

  Audit Committee Financial Expert.

        Our Board of Directors has determined that R. Paul Gray, the Audit Committee Chairman, is an "audit committee financial expert" as defined in the rules and regulations of the Securities and Exchange Commission. All of the members of the Committee meet the financial sophistication requirements of the NASDAQ listing standards.

Compensation Committee

        Members: Christopher Causey, M.B.A. (Chair), R. Paul Gray, and Louis Sullivan, M.D.

        The Compensation Committee oversees our compensation plans and policies, semi-annually reviews and approves all decisions concerning compensation for our Named Executive Officers and administers our stock option plan and share tracking awards plan, including reviewing and approving stock option grants and share tracking award grants to our Named Executive Officers and other employees. The Compensation Committee's specific responsibilities include: (a) assisting our Board of Directors in putting in place a proper system for long-term and short-term performance-oriented incentive compensation to attract and retain management, and ensuring that compensation plans are appropriate, competitive and properly reflect United Therapeutics' goals and objectives; (b) assisting our Board of Directors in discharging its responsibilities relating to compensation of our Named Executive Officers; (c) evaluating our Chief Executive Officer and setting her remuneration package;

and (d) performing such other functions as our Board of Directors may from time to time assign to the Compensation Committee. The Compensation Committee's charter, which is periodically reviewed and revised by the Committee and our Board of Directors, outlines the Committee's specific responsibilities. For additional information regarding the processes and procedures used by the Compensation Committee, please see the section entitled Executive Pay Decisions and Process in the Compensation Discussion & Analysis below.

        The Compensation Committee held fifteen meetings during 2008. In addition to its other meetings, the Compensation Committee meets twice each year to determine the cash and long-term incentive bonus compensation for our Named Executive Officers, which is awarded bi-annually. The Compensation Committee also holds a meeting at the beginning of each year to determine base salaries and maximum cash and long-term incentive bonus target opportunities for our Named Executive Officers, which become effective in April of that year. The Committee acts by unanimous consent resolutions between in-person meetings.

        The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In accordance with this authority, the Compensation Committee directly engages Compensia, Inc. (Compensia) as its compensation consultant to advise on United Therapeutics' executive and non-employee director compensation practices and policies. Compensia has served in this capacity since 2004, and is expected to continue in this role until determined otherwise by the Compensation Committee or Compensia. The Compensation Committee, in its discretion, may replace Compensia or hire additional consultants at any time. Compensia is independent because it does not provide any other services to United Therapeutics and receives compensation only for services it provides to or on behalf of the Compensation Committee.

        The Compensation Committee has engaged Compensia to review and advise it on all principal aspects of executive and non-employee director compensation. This includes base salaries, cash incentive bonus awards, and long-term incentive bonus awards for our Named Executive Officers, and cash compensation and long-term incentive awards for non-employee directors. Tasks provided under Compensia's engagement include:

  •
  Reviewing and advising on the structure of our compensation arrangements (i.e., base salary levels, cash incentive bonus award target levels and the size of long-term incentive bonus award targets) for our Chief Executive Officer and our other executive officers;

  •
  Providing recommendations regarding the composition of our peer groups;

  •
  Gathering and analyzing publicly available proxy data for our peer groups and survey data relating to executive compensation;

  •
  Conducting pay and performance analyses relative to our peer groups;

  •
  Updating the Compensation Committee on industry trends and best practices with respect to executive and non-executive long-term incentive compensation program design, including type of long-term incentive compensation awards, size of long-term incentive compensation grants by employee level, and aggregate long-term incentive compensation grant usage;

  •
  Conducting a comprehensive review every two years of the total compensation arrangements for all non-employee directors, including competitive analysis of retainers and meeting fees for Board of Directors and committee service (chair and member) and initial and annual long-term incentive awards, and proposed changes to the compensation structure;

  •
  Assisting with the drafting of the Compensation Discussion and Analysis for our proxy statement; and

  •
  Working on special or ad-hoc projects for the Committee as they arise.

        In the course of fulfilling these responsibilities, Compensia regularly communicates with the Compensation Committee Chairman outside of and prior to most Compensation Committee meetings. The Compensation Committee sometimes, but not always, invites Compensia to attend its meetings. In 2008, Compensia attended two of the Compensation Committee's fifteen meetings. In addition, Compensia also meets with management from time to time to gather information on and review proposals that management may make to the Compensation Committee. However, Compensia reports its findings to the Compensation Committee, not to management.

        Per the Compensation Committee's instructions, Compensia completed these services and advised the Compensation Committee where indicated above. While the Compensation Committee considers its consultant's recommendations, the Compensation Committee's executive compensation decisions, including the specific amounts paid to our Named Executive Officers and directors, are its own and may reflect factors and considerations other than the information and recommendations provided by Compensia and management.

Nominating and Governance Committee

        Members: Christopher Patusky, J.D., M.G.A. (Chair), Raymond Dwek, F.R.S., and Louis Sullivan, M.D.

        The Nominating and Governance Committee of our Board of Directors held two meetings during 2008. The Nominating and Governance Committee's responsibilities include: (a) assisting our Board of Directors in determining the desired experience, mix of skills and other qualities to provide for appropriate Board of Directors composition, taking into account the current members of our Board of Directors and the specific needs of United Therapeutics and our Board of Directors; (b) identifying qualified individuals meeting those criteria to serve on our Board of Directors; (c) proposing to our Board of Directors a slate of nominees for election by the shareholders at our annual meeting of shareholders and nominees to fill vacancies and newly created directorships; (d) reviewing candidates recommended by shareholders for election to our Board of Directors and shareholder proposals submitted for inclusion in our proxy materials; (e) developing plans regarding the size and composition of our Board of Directors and its committees; (e) proposing to our Board of Directors which directors should serve as chairpersons and members on committees of our Board of Directors; (f) coordinating matters among committees of our Board of Directors; (g) reviewing management succession plans; (h) developing, evaluating, recommending to our Board of Directors and monitoring all matters with respect to corporate governance; (i) overseeing our compliance with legal and regulatory obligations; and (j) such other functions as our Board of Directors may from time to time assign to the Nominating and Governance Committee. The Nominating and Governance Committee's charter, which is periodically reviewed and revised by the Committee and our Board of Directors, outlines the Committee's specific responsibilities.

Director Independence

        Our Board of Directors has determined that: (i) Louis Sullivan is "independent" in accordance with Rule 4200(a)(15) of the NASDAQ listing standards; (ii) Roger Jeffs and Martine Rothblatt are not "independent" in accordance with Rule 4200(a)(15) of the NASDAQ listing standards, due to Dr. Jeffs' employment as our President and Chief Operating Officer and Dr. Rothblatt's employment as our Chairman and Chief Executive Officer; (iii) Ray Kurzweil is not "independent" in accordance with Rule 4200(a)(15) of the NASDAQ listing standards due to certain payments received in connection with the technical services agreements described in the section entitled Certain Relationships and Related Transactions below; and (iv) Christopher Causey, Raymond Dwek, Richard Giltner, R. Paul Gray and Christopher Patusky, who are not standing for election at our 2009 annual meeting, are "independent" under Rule 4200(a)(15) of the NASDAQ listing standards. In determining that Professor Dwek is "independent," the Board of Directors considered the transactions between United Therapeutics and the University of Oxford described in the section entitled Certain Relationships and Related Transactions.

Director Qualifications

        The Nominating and Governance Committee of our Board of Directors does not have a formal policy with respect to considering director candidates recommended by shareholders, believing that it is more appropriate to rely on our network of contacts for identifying and evaluating potential director candidates. To be considered by the Nominating and Governance Committee, a director candidate must meet the following minimum criteria:

  •
  personal and professional integrity;

  •
  a record of exceptional ability and judgment;

  •
  ability and willingness to devote the required amount of time;

  •
  interest, capacity and willingness, in conjunction with the other members of our Board of Directors, to serve the interests of our shareholders;

  •
  reasonable knowledge of the fields of our operations, as well as familiarity with the principles of corporate governance;

  •
  expertise to serve on one or more committees of our Board of Directors;

  •
  confidence that the candidate is capable of working constructively on our Board of Directors and with management; and

  •
  absence of any personal or professional relationships that would adversely affect his or her ability to serve our best interests and those of our shareholders.

        Once such potential nominees have been identified, the Nominating and Governance Committee, with the help of our General Counsel, screens candidates, performs reference checks, prepares a biography of each candidate and conducts interviews. The Nominating and Governance Committee and our Chief Executive Officer interview the identified candidates and, in accordance with its charter, the Nominating and Governance Committee selects nominees that it determines best suit our Board of Directors' needs to recommend to the full Board of Directors.

Meetings of our Board of Directors

        In addition to the meetings of its committees, our Board of Directors held seven meetings during 2008. All directors attended all of the meetings of our Board of Directors and every committee meeting for the committees on which they served during the 2008-2009 service year. In accordance with applicable NASDAQ rules, the independent members of our Board of Directors met without management present four times during 2008. We do not have a formal policy regarding director attendance at our annual meeting of shareholders. Although our Board of Directors encourages all members to attend such meetings, their attendance is not mandatory. Seven members of our Board of Directors attended our 2008 annual meeting of shareholders.

Non-Employee Director Compensation

        Our directors play a critical role in guiding our strategic direction and overseeing our management. Recent developments in corporate governance and financial reporting requirements have resulted in an increased demand for highly qualified and productive public company directors.

        The many responsibilities and the substantial time commitment of being a director require that we provide compensation commensurate with our directors' workloads and the opportunity cost of the time commitment. Our Compensation Committee sets non-employee director compensation. Our non-employee directors are compensated based upon their levels of participation and responsibilities with respect to our Board of Directors, including service on committees of our Board of Directors. Our non-employee directors receive a combination of annual cash retainers and grants of stock option or share tracking awards (described below) in amounts that correlate to the responsibilities of each director in his or her service to United Therapeutics. In addition to this compensation, members of our Board of Directors are also eligible for reimbursement of expenses incurred in connection with attendance at meetings of our Board of Directors and its committees and related activities. Our two employee directors, Dr. Rothblatt and Dr. Jeffs, receive no compensation for their service as directors.

        Our non-employee directors are eligible to receive stock options under our 1997 Equity Incentive Plan and awards under the 2008 United Therapeutics Corporation Share Tracking Awards Plan (STAP). We have historically awarded stock options to non-employee directors, but intend to grant STAP awards in the future. Non-employee directors' initial and annual stock option and STAP awards are granted with an exercise price equal to the closing price of our common stock as reported on NASDAQ on the date of grant. Initial grants of stock options or STAP awards are made on the date of a director's appointment or election to the Board of Directors. Annual grants of stock options or STAP awards are made on the date of the first meeting of our Board of Directors following our annual meeting of shareholders in the year of grant. Awards of stock options and STAP awards to our non-employee directors will fully vest on the one-year anniversary of the grant date only if the director attends at least 75% of the regularly scheduled meetings of our Board of Directors and his or her Board of Directors committee meetings from the date of grant until the date of our next annual meeting of shareholders.

        The following table describes our compensation practices for non-employee directors during 2008. This compensation arrangement was recommended by the Compensation Committee and approved by our Board of Directors in April 2005.

		Stock Option or STAP Awards(3)
	Annual Cash
		Initial (#)	Annual (#)
Board Membership	$25,000	20,000	15,000
Lead Director(1)	$25,000	—	—
Committee Chairmanship(2):
Audit Committee	$20,000	—	—
Compensation Committee	$15,000	—	—
Nominating and Governance Committee	$10,000	—	—
Committee Membership(2):
Audit Committee	$10,000	—	—
Compensation Committee	$7,500	—	—
Nominating and Governance Committee	$5,000	—	—

(1)
Compensation for service as Lead Director is paid in addition to amounts for membership on the Board of Directors and for any committee chairmanship or membership.

(2)
Committee chairmen receive the compensation indicated for committee chairmanship in lieu of the compensation for committee membership. Compensation for committee chairmanship and committee membership is paid in addition to amounts for membership on the Board of Directors.

(3)
Annual awards are granted once per year on the date of the first meeting of our Board of Directors following our annual meeting of shareholders.

        On April 29, 2008, we granted options to purchase 90,000 shares of our common stock to our then-current, non-employee directors, with an exercise price of $85.98 per share. On December 26, 2008, these unvested stock options were cancelled and exchanged on a one-for-one basis for new options with an exercise price of $61.50 per share, pursuant to the option exchange program described below under the section entitled 2008 Exchange of Underwater Stock Options and Amendments to STAP

Awards in the Compensation Discussion and Analysis. No other stock options were exchanged by our then-current, non-employee directors.

        Directors may also be compensated for special assignments delegated by our Board of Directors. No such special assignment compensation was paid during 2008.

        The following table lists the compensation earned by each non-employee director in 2008:

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Option Awards ($)(2)		Total ($)
Christopher Causey	$50,000	$579,000	(3)	$629,000
Raymond Dwek	30,000	579,000	(4)	609,000
Paul Gray	52,500	579,000	(5)	631,500
Ray Kurzweil	25,000	579,000	(6)	604,000
Christopher Patusky	70,000	579,000	(7)	649,000
Louis Sullivan	37,500	579,000	(8)	616,500

(1)
Includes annual cash retainer and fees for serving on our Board of Directors and the committees of our Board of Directors (and, in the case of Christopher Patusky, for serving as Lead Director).

(2)
Represents the amount of compensation cost recognized in 2008 related to stock option awards granted in 2008 and prior years (including, for each director, a portion of the incremental fair value of the replacement stock options issued pursuant to the option exchange program described above ($595 for each director)), in accordance with SFAS No. 123R, excluding forfeiture assumptions. See Footnote 1 to the Summary Compensation Table in the Compensation Discussion and Analysis for additional information regarding the calculation of the incremental fair value of replacement stock options. For a discussion of valuation assumptions see Note 11, Stockholders' Equity, to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)
During 2008, Mr. Causey was granted 15,000 stock options with an exercise price of $85.98 and a grant date fair value of $560,000. These options were exchanged for 15,000 new options with an exercise price of $61.50 pursuant to our option exchange program. The incremental fair value of the replacement options was $89,200. As of December 31, 2008, Mr. Causey had 43,000 stock options outstanding, of which 28,000 were exercisable.

(4)
During 2008, Prof. Dwek was granted 15,000 stock options with an exercise price of $85.98 and a grant date fair value of $560,000. These options were exchanged for 15,000 new options with an exercise price of $61.50 pursuant to our option exchange program. The incremental fair value of the replacement options was $89,200. As of December 31, 2008, Prof. Dwek had 80,689 stock options outstanding, of which 65,689 were exercisable.

(5)
During 2008, Mr. Gray was granted 15,000 stock options with an exercise price of $85.98 and a grant date fair value of $560,000. These options were exchanged for 15,000 new options with an exercise price of $61.50 pursuant to our option exchange program. The incremental fair value of the replacement options was $89,200. As of December 31, 2008, Mr. Gray had 52,000 stock options outstanding, of which 37,000 were exercisable.

(6)
During 2008, Mr. Kurzweil was granted 15,000 stock options with an exercise price of $85.98 and a grant date fair value of $560,000. These options were exchanged for 15,000 new options with an exercise price of $61.50 pursuant to our option exchange program. The incremental fair value of the replacement options was $89,200. As of December 31, 2008, Mr. Kurzweil had 52,875 stock options outstanding, of which 37,875 were exercisable.

(7)
During 2008, Prof. Patusky was granted 15,000 stock options with an exercise price of $85.98 and a grant date fair value of $560,000. These options were exchanged for 15,000 new options with an exercise price of $61.50 pursuant to our option exchange program. The incremental fair value of the replacement options was $89,200. As of December 31, 2008, Prof. Patusky had 77,083 stock options outstanding, of which 62,083 were exercisable.

(8)
During 2008, Dr. Sullivan was granted 15,000 stock options with an exercise price of $85.98 and a grant date fair value of $560,000. These options were exchanged for 15,000 new options with an exercise price of $61.50 pursuant to our option exchange program. The incremental fair value of the replacement options was $89,200. As of December 31, 2008, Dr. Sullivan had 75,641 stock options outstanding, of which 60,641 were exercisable.

Related Party Transactions Policy

        Our Audit Committee is responsible, in accordance with its charter, for reviewing and approving "related party transactions" as that term is defined by the rules and regulations of the Securities and Exchange Commission and NASDAQ. It is the general practice of our Audit Committee to review all material facts of potential related party transactions, as prepared and presented to the Audit Committee by our Chief Financial Officer and/or our General Counsel. After reviewing all relevant information, the Audit Committee generally approves of or prohibits our entering into a related party transaction. In determining whether to approve or ratify a related party transaction, our Audit Committee will generally take into account, among other factors it deems appropriate, whether the related party transaction is made on arm's length terms no more favorable to the related party than terms generally available to an unaffiliated third party under the same or similar circumstances. The Committee also considers the nature and extent of the related party's interest in the transaction.

Certain Relationships and Related Party Transactions

Technical Services Agreements

        In May 2007, following Audit Committee approval, we entered into a technical services agreement related to the development of certain inventions involving cancer stem cells with Kurzweil Technologies, Inc. (KTI), a company controlled by Ray Kurzweil, one of our non-employee directors. Pursuant to this agreement, we agreed to pay KTI consulting fees of up to $12,000 monthly. To the extent that the amount invoiced by KTI in any given month is less than the monthly cap of $12,000, the difference between $12,000 and the amount actually billed for such month may be carried forward in order to supplement the billing in any subsequent month or months that the billing is greater than $12,000. In no event will the consulting fees exceed $144,000 in any given 12-month period. We also agreed to reimburse KTI on a monthly basis for all necessary, reasonable and direct out-of-pocket expenses. In addition, we agreed to pay KTI up to a 5% royalty on certain sales of products reasonably attributed to and dependent upon certain technologies developed by KTI under the technical services agreement and which are covered by claims of issued and unexpired United States patents. We incurred approximately $144,900 in expenses during 2008 under this agreement.

University of Oxford Research Agreements

        In 2000, we entered into a research agreement with the University of Oxford and an agreement for consulting services with Isis Innovation Limited (formerly Oxford University Consulting) with respect to the development of our iminosugar platform. On October 1, 2006, the research agreement was extended through September 30, 2011, obligating us to make 60 equal monthly payments totaling approximately $3.7 million. Under exclusive licenses issued in accordance with the research agreement, we are required to pay the University of Oxford a royalty equal to 1.5% percent of net sales of products arising under these agreements, less certain offsets. We incurred approximately $731,100 in expenses during 2008 under our agreements with the University of Oxford. In November 2008, we agreed to provide an additional grant in 2009 under our research agreement with Oxford in the amount of £373,900, which grant is intended to increase funding for Oxford's Glycobiology Institute (the Institute) in order to build and support a Category 3 laboratory, a highly-secure laboratory required for working with certain viruses, at the Institute and to expand antiviral research.

        In March 2006, we entered into an additional agreement with Oxford to fund an annual lecture in virology at the University of Oxford through 2022. Under this agreement, we are obligated to make 16 annual payments of £16,000, totaling £256,000. We incurred approximately $27,200 in expenses during 2008 under this agreement.

        Professor Raymond Dwek, one of our non-employee directors, is a co-discoverer of our iminosugar platform, a co-principal investigator under our research agreement with the University of Oxford, Director of the Institute, and Professor of Glycobiology at the University of Oxford. Our Board of Directors and Nominating and Governance Committee each periodically review our agreements with the University of Oxford in light of Professor Dwek's relationship with Unite d Therapeutics, and have determined that Professor Dwek remains "independent" under Rule 4200(a)(15) of the NASDAQ listing standards. In addition, our Audit Committee has determined that these transactions do not constitute related party transactions with respect to Professor Dwek.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth certain information as of April 15, 2009 (unless otherwise specified), with respect to the beneficial ownership of our common stock by: (i) each person who we know beneficially owns more than 5% of the outstanding shares of our common stock; (ii) each director and director nominee; (iii) each of our Named Executive Officers (which, for 2008, included our Chief Executive Officer, our Chief Financial Officer, our President and Chief Operating Officer, and our Executive Vice President, Strategic Planning and General Counsel); and (iv) all of our directors and executive officers as a group. Unless otherwise noted, the address of each person listed below is our corporate address.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares(2)
Eli Lilly and Company(3) Lilly Corporate Center Indianapolis, Indiana 46285	3,150,837	11.9%
Barclays Global Investors, NA et al(4) 400 Howard Street San Francisco, California 94105	1,650,952	6.2%
Martine Rothblatt(5)	953,188	3.4%
Roger Jeffs(6)	239,176	*
Paul Mahon, J.D.(7)	135,623	*
Raymond Dwek, F.R.S.(8)	80,689	*
Christopher Patusky, J.D.(9)	80,583	*
Louis Sullivan, M.D.(10)	75,641	*
John Ferrari(11)	62,870	*
R. Paul Gray(12)	52,000	*
Christopher Causey(13)	43,914	*
Ray Kurzweil(14)	39,657	*
Richard Giltner(15)	9,333	*
All directors and executive officers as a group (11 persons)(16)	1,772,674	6.3%

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes ownership of those shares over which the person has sole or shared voting or investment power. Beneficial ownership also includes ownership of shares of our common stock subject to rights, options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days after April 15, 2009 ("currently exercisable"). Except where indicated otherwise, and subject to community property laws where applicable, to our knowledge, the persons listed in the table above have sole voting and investment power with respect to their shares of our common stock.

(2)
Ownership percentage is based on 26,451,577 shares of our common stock outstanding on April 15, 2009, plus, as to the holder thereof and no other person, the number of shares (if any) that the person has the right to acquire as of April 15, 2009, or within 60 days after April 15, 2009, through the exercise of stock options or other similar rights.

(3)
Beneficial ownership information obtained from a Schedule 13D filed by the named beneficial holder on December 29, 2008.

(4)
Beneficial ownership information obtained from a Schedule 13G filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors

  Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG on February 5, 2009. According to the Schedule 13G: (i) Barclays Global Investors, NA has sole voting power with respect to 528,527 shares and sole investment power with respect to 598,807 shares; (ii) Barclays Global Fund Advisors has sole voting power with respect to 905,131 shares and sole investment power with respect to 1,036,300 shares; (iii) Barclays Global Investors, Ltd. has sole investment power with respect to 15,845 shares; and (iv) Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG have no voting or investment power with respect to any shares.

(5)
Includes currently exercisable options to purchase 731,848 shares and 154,353 held in Grantor Retained Annuity Trusts and a Property Management Trust by Dr. Rothblatt. Also includes 65,519 shares held in Grantor Retained Annuity Trusts and a Property Management Trust by Dr. Rothblatt's spouse and 1,468 currently exercisable options to purchase shares held by Dr. Rothblatt's spouse. Dr. Rothblatt disclaims beneficial ownership of all shares and options held by her spouse.

(6)
Includes currently exercisable options to purchase 227,333 shares. Also includes 11,843 shares held in a margin account, of which 10,855 are subject to a pledge agreement.

(7)
Includes currently exercisable options to purchase 122,873 shares. Also includes 12,750 shares held in a margin account, of which 12,000 are subject to a pledge agreement.

(8)
Includes currently exercisable options to purchase 80,689 shares.

(9)
Includes currently exercisable options to purchase 77,083 shares. Also includes 2,000 shares held in a margin account and 1,500 shares held in a family trust with Prof. Patusky as trustee.

(10)
Includes currently exercisable options to purchase 75,641 shares.

(11)
Includes currently exercisable options to purchase 62,870 shares.

(12)
Includes currently exercisable options to purchase 52,000 shares.

(13)
Includes currently exercisable options to purchase 43,000 shares. Also includes 314 shares held in a margin account and 600 shares held in a in a Uniform Gift to Minors Act account for the benefit of Mr. Causey's children with his spouse as trustee.

(14)
Includes currently exercisable options to purchase 39,657 shares.

(15)
Mr. Giltner was appointed to the Board of Directors on April 29, 2009.

(16)
Includes currently exercisable options to purchase 1,514,462 shares.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

        Our Board of Directors consists of nine members and is divided into three classes of three members each. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected to a three-year term. At our 2009 annual meeting of shareholders, Ray Kurzweil, Martine Rothblatt and Louis Sullivan are nominees for election as Class I directors for terms expiring at our 2012 annual meeting of shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR"
THE ELECTION OF THE NOMINEES AS CLASS I DIRECTORS OF
UNITED THERAPEUTICS CORPORATION.

        The following table presents information concerning persons nominated for election as directors of United Therapeutics and for those of our directors whose terms of office will continue after our 2009 annual meeting of shareholders, including their current membership on committees of our Board of Directors, principal occupations or affiliations during the last five years or more, and certain other directorships held. For additional information concerning the director nominees, including stock ownership and compensation, see the section entitled Non-Employee Director Compensation and the Beneficial Ownership of Common Stock table above.

Nominees for Election at our 2009 Annual Meeting of Shareholders

Ray Kurzweil Age 61	Mr. Kurzweil is an inventor, entrepreneur and author, and has created several important technologies in the artificial intelligence field. He has received the National Medal of Technology, the MIT-Lemelson Prize, eighteen honorary doctorates and honors from three U.S. Presidents. Mr. Kurzweil was selected as a 2002 inductee into the National Inventors Hall of Fame. Since 1995, Mr. Kurzweil has served as the Chief Executive Officer of Kurzweil Technologies, Inc., a technology development firm. He has served as a United Therapeutics director since 2002.
Martine Rothblatt, Ph.D., J.D., M.B.A. Age 54
Chairman
Dr. Rothblatt started United Therapeutics in 1996 and has served as Chairman and Chief Executive Officer since its inception. Prior to creating United Therapeutics, she launched several satellite communications companies. She also represented the radio astronomy interests of the National Academy of Sciences' Committee on Radio Frequencies before the FCC and led the International Bar Association's efforts to present the United Nations with a draft Human Genome Treaty. Her book, YOUR LIFE OR MINE: HOW GEOETHICS CAN RESOLVE THE CONFLICT BETWEEN PUBLIC AND PRIVATE INTERESTS IN XENOTRANSPLANTATION, was published by Ashgate in 2004. She is a co-inventor on three of our patents pertaining to treprostinil. She has served as a United Therapeutics director since 1996.

Louis Sullivan, M.D. Age 75	Member, Compensation Committee
Member, Nominating and Governance Committee
Dr. Sullivan currently serves as a Director of Henry Schein, Inc., BioSante Pharmaceuticals, Inc., and Emergent BioSolutions, Inc., all publicly traded companies. Dr. Sullivan was the founding President of Morehouse School of Medicine, from 1981 to 1989 and 1993 to 2002, and he became President Emeritus of Morehouse School of Medicine in July 2002. Dr. Sullivan was also founder and Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council for the Boy Scouts of America, and a member of the Board of Trustees of the Little League of America. Dr. Sullivan served as Secretary of the United States Department of Health and Human Services from 1989 to 1993. He has served as a United Therapeutics director since 2002.

Directors Continuing in Office

Christopher Causey, M.B.A. Age 46	Chairman, Compensation Committee
Member, Audit Committee
Mr. Causey has served as the Principal of Causey Consortium, a professional services organization providing business strategy and marketing counsel to the healthcare industry, since 2002. Previously, Mr. Causey served as a senior marketing officer for a variety of healthcare and technology companies. From 2001 to 2002, Mr. Causey served as the Chief Marketing Officer for Definity Health Incorporated. Mr. Causey has served as a United Therapeutics director since 2003, and his current term expires in 2010.
Raymond Dwek, F.R.S. Age 67
Member, Nominating and Governance Committee
Professor Dwek is a Fellow of the Royal Society, London, and currently serves as Director of the Glycobiology Institute, Professor of Glycobiology at the University of Oxford and as the President of the Institute of Biology. From 2000 to 2006, Professor Dwek served as head of the Department of Biochemistry at the University of Oxford. Professor Dwek has been serving in various positions at the University of Oxford since 1966. In 1988, Professor Dwek was the scientific founder of Oxford GlycoSciences PLC, which was publicly traded on the London Stock Exchange and NASDAQ, and he served as a member of its Board of Directors until its sale in 2003. He was the 2008 Kluge Chair of Technology and Society at the U.S. Library of Congress. Professor Dwek is considered the founder of glycobiology. He has served as a United Therapeutics director since 2002, and his current term expires in 2011.

Richard Giltner Age 45	Mr. Giltner has over twenty years of experience in the financial sector. His areas of expertise include international financial markets, financial derivatives, alternative investments and asset management. Prior to beginning a one-year sabbatical on October 15, 2008, Mr. Giltner served as a managing director of Société Générale Asset Management and head of the European office for its fund of hedge funds group, a position he has held since 2006. From 2003 to 2006, Mr. Giltner was the global head of foreign exchange options for the investment banking arm of Société Générale. He has also held various other managerial positions with Société Générale since joining the company in 1991. Mr. Giltner was appointed to the Board of Directors on April 29, 2009, and his current term expires in 2010.
R. Paul Gray Age 45
Chairman, Audit Committee
Member, Compensation Committee
Mr. Gray serves as the Managing Member of Core Concepts, LLC, a strategic and financial consulting firm, which he founded in 2002. Mr. Gray currently serves as Chairman of the Board of Red Branch Technologies, Inc. and Critical Solutions, Inc., and is a member of the Board of Directors of C'Watre International, Inc. Until recently, Mr. Gray had served on the board of directors of several companies including Elevated Security, Inc., a private energy solutions company, and of TenthGate, Inc., a public medical holding company. From May 2004 to May 2005, Mr. Gray served a one-year term as a director of Earth Search Sciences, Inc., a publicly traded company. From 2003 to November 2004, Mr. Gray served as a director of Vertica Software, Inc., a publicly traded company until the completion of a merger transaction in November 2004. From September 2001 to May 2004, Mr. Gray served as Director and Chief Financial Officer of Power3 Medical Products, Inc., a publicly traded company. From 1985 to 1999, Mr. Gray practiced as a Certified Public Accountant at Ernst & Young LLP, KPMG LLP and Beers & Cutler LLP. The Board of Directors has determined that he is an audit committee financial expert as defined under the rules and regulations of the Securities and Exchange Commission and meets the financial sophistication requirement of the listing standards of the NASDAQ. He has served as a United Therapeutics director since 2003 and his current term expires in 2010.

Roger Jeffs, Ph.D. Age 47	Dr. Jeffs joined United Therapeutics in September 1998 as Director of Research, Development and Medical. Dr. Jeffs was promoted to Vice President of Research, Development and Medical in July 2000, and to President and Chief Operating Officer in January 2001. From 1995 to 1998, Dr. Jeffs worked at Amgen, Inc. where he served as the worldwide clinical leader of the Infectious Disease Program. Dr. Jeffs currently leads the clinical development, commercial and business development efforts at United Therapeutics. He has served as a United Therapeutics director since 2002, and his current term expires in 2011.
Christopher Patusky, J.D., M.G.A. Age 45
Vice Chairman
Lead Director
Chairman, Nominating and Governance Committee
Member, Audit Committee
Since August 2007, Prof. Patusky has served as Director, Office of Real Estate, for the Maryland Department of Transportation, where he is responsible for overseeing the Department's real estate matters statewide, including its transit-oriented development program. From 2002 until May 2007, Prof. Patusky served as the Executive Director and a member of the faculty of the Fels Institute of Government at the University of Pennsylvania. He has served as a United Therapeutics director since 2002, and his current term expires in 2011.

 PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT
OF ERNST & YOUNG LLP AS UNITED THERAPEUTICS CORPORATION'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

        The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ended 2009. Services provided to us and our subsidiaries by Ernst & Young LLP in 2008 are described under the section entitled Principal Accountant Fees and Services below.

        We ask that our shareholders vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, our Board of Directors has chosen to submit the ratification of Ernst & Young LLP's appointment to our shareholders as a matter of good corporate practice.

        Representatives of Ernst & Young LLP are expected to be present at our 2009 annual meeting of shareholders to respond to appropriate shareholder questions and to make such statements as they may desire.

        The affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at our 2009 annual meeting of shareholders is required for ratification.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

        In the event our shareholders do not ratify the appointment of Ernst & Young LLP, such appointment will be reconsidered by the Audit Committee and our Board of Directors. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes the Compensation Committee's compensation objectives and policies for our Named Executive Officers, including executive pay decisions and processes and all elements of United Therapeutics' executive compensation program.

        United Therapeutics' Named Executive Officers in 2008 consisted of the following four individuals:

Martine Rothblatt, Ph.D.	Chief Executive Officer
John Ferrari	Chief Financial Officer and Treasurer
Roger Jeffs, Ph.D.	President and Chief Operating Officer
Paul Mahon, J.D.	Executive Vice President, Strategic Planning and General Counsel

Executive Summary

        2008 was an eventful year for United Therapeutics as we submitted a New Drug Application for our inhaled formulation of treprostinil, announced the results of our clinical trial for oral treprostinil and completed a licensing deal with Eli Lilly and Company for the exclusive right to develop, market, promote and commercialize tadalafil, the active ingredient in Cialis®, for pulmonary hypertension. We also continued to grow our revenues in 2008, achieving the best track record among U.S. biotechnology companies with eight consecutive years of more than 30% annual revenue growth. As the year progressed, we were unable to avoid the impact of the unprecedented international economic climate and the price of the Company's common stock declined. As a result, for the second half of 2008, none of our Named Executive Officers realized their full cash or long-term incentive bonus target opportunities and our Chief Executive Officer did not receive any stock options under the equity portion of her long-term incentive bonus compensation package. Consequently, incentive compensation paid to our Named Executive Officers for 2008 fell below their 2008 cash and long-term incentive bonus target opportunities by an average of 13.5% and 30%, respectively. In 2008, actual total direct compensation (defined as annual base salary plus cash and long-term incentive bonus awards) for our Named Executive Officers (including Dr. Rothblatt who did not receive any long-term incentive bonus compensation) was on average in the 75th percentile of the Similarly Situated Peer Group and the 40th percentile of the High Performing Peer Group, as defined below. Also, none of our Named Executive Officers received a salary increase for 2009.

        The highly unusual nature of the current economic environment created many challenges for United Therapeutics in order to both retain and motivate our employees, Named Executive Officers and directors while simultaneously creating long-term value for our shareholders. With these two objectives in mind, we implemented two new compensation initiatives in 2008: (i) the adoption of our non-dilutive Share Tracking Awards Plan (STAP); and (ii) an offer to exchange outstanding stock options that were "underwater" (i.e., the exercise price was significantly greater than the then-current market price of our common stock) for new options with a reduced exercise price, as well as a reduction in the exercise price of outstanding STAP awards, which were also underwater. We believe that both of these initiatives will allow us to continue to attract, retain and motivate our employees, Named Executive Officers and directors who we believe are a critical element in delivering long-term value to our shareholders during this period of economic uncertainty.

        The Board of Directors believes that United Therapeutics has an exceptional leadership team (including each of our Named Executive Officers) and that their leadership is one of the principal reasons why United Therapeutics has consistently generated industry-leading performance over the past eight years in terms of revenue growth. The Compensation Committee believes it is critical to United Therapeutics' future success that it retain and reward its Named Executive Officers in a manner that supports a strong pay-for-performance philosophy such that the compensation realized by our Named

Executive Officers reflects the financial and operational performance of United Therapeutics and the value realized by our shareholders. The Compensation Committee believes that these objectives are accomplished through the following executive compensation principles and processes:

  •
  Compensation for our Named Executive Officers is benchmarked every two years against two peer groups (defined more fully in the section entitled Benchmarking Compensation below) in order to provide competitive compensation to our executives and to forestall their loss to competitors.

  •
  Target compensation opportunities are established at or above the 75th percentile of the Similarly Situated Peer Group (as defined below) and at the 50th percentile of the High Performing Peer Group (as defined below) for each element of total direct compensation (as defined below). The Compensation Committee's program is flexible enough to allow it to provide compensation above or below these target opportunities so that the compensation realized by our Named Executive Officers is aligned with the Company's performance.

  •
  A substantial portion of target total direct compensation (defined as base salary plus annual cash incentive bonus target opportunity plus annual long-term incentive bonus target opportunity grant date fair value) is delivered in the form of variable, performance-based cash, stock option and STAP award compensation structured with the intent to create an appropriate balance between United Therapeutics' long-term and short-term performance and a positive relationship between United Therapeutics' financial and operational performance and shareholder return. For 2008, our Named Executive Officers' variable compensation comprised an average of approximately 90% of target total direct compensation, approximately the same percentage as in 2007. In particular, in 2008, an average of approximately 70% of actual total direct compensation for our Named Executive Officers other than Dr. Rothblatt was delivered in the form of STAP awards, not including the effect of subsequent amendments to outstanding STAP awards to reduce their exercise prices, which supports the Compensation Committee's objective to provide significant incentives to our Named Executive Officers to increase shareholder value and to align our Named Executive Officers' interests with those of our shareholders.

  •
  In order to promote the retention of our Named Executive Officers and other key executives, certain elements of our executive compensation program require continued employment in order to receive a payout. In particular, in order to be entitled to any benefit under our Supplemental Executive Retirement Plan (SERP), an executive must remain employed with us until at least age 60 (other than in the cases of death or disability or a change in control of United Therapeutics). Additionally, our annual grants of stock options and STAP awards to our Named Executive Officers, other than our Chief Executive Officer, are structured to vest in equal amounts over a three-year period.

        United Therapeutics' compensation program for our Named Executive Officers is developed by the Compensation Committee with input from the Chief Executive Officer (other than with respect to her compensation) and Compensia, Inc. (Compensia), the Compensation Committee's independent compensation consultant. No other members of our management team are involved in compensation decisions for our Named Executive Officers. The ultimate decision-making authority regarding compensation for our Named Executive Officers rests with the Compensation Committee.

Compensation Guiding Principles

        United Therapeutics' executive compensation program is designed to achieve four primary objectives: (i) to attract and retain highly-competent Named Executive Officers capable of leading United Therapeutics to the fulfillment of its business objectives and continued growth to augment shareholder value; (ii) to offer competitive compensation opportunities that reward individual contributions and corporate performance; (iii) to align the interests and compensation of our Named

Executive Officers with the value created for shareholders through a strong pay-for-performance culture; and (iv) to incentivize our Named Executive Officers to consider the long-term as well as the short-term best interests of United Therapeutics.

        The Compensation Committee believes that a significant portion of target total direct compensation for our Named Executive Officers should be dependent on United Therapeutics' achievement of pre-determined operational goals and increasing shareholder value. In 2008, the Compensation Committee increased the ratio of performance-based compensation to fixed compensation for each of our Named Executive Officers as set forth in the following table:

Named Executive Officer	Ratio of Percentage of 2007 Fixed Compensation to Percentage of 2007 Performance-Based Compensation	Ratio of Percentage of 2008 Fixed Compensation to 2008 Percentage of Performance-Based Compensation
Martine Rothblatt	55% to 45%	50% to 50%
John Ferrari	70% to 30%	67% to 33%
Roger Jeffs	70% to 30%	60% to 40%
Paul Mahon	70% to 30%	65% to 35%

Benchmarking of Compensation, Target Pay Position, Tally Sheets and Other Factors Affecting Compensation Decisions

Benchmarks

        The Compensation Committee reviews the compensation practices of two peer groups made up of United Therapeutics' labor market competitors in order to assess the competitiveness of proposed base salaries, cash incentive bonus target opportunities and long-term incentive bonus target opportunities for our Named Executive Officers. The Compensation Committee most recently considered data collected by Compensia in the fall of 2007 to prepare for its 2008 decisions regarding compensation for our Named Executive Officers described below. Data will be collected again in 2009 to prepare for 2010 compensation decisions. The Compensation Committee reviews the companies included in the two peer groups every two years and makes adjustments to the groups as necessary to ensure that these groups continue to properly reflect the market in which United Therapeutics competes for talent.

        The first peer group, called the Similarly Situated Peer Group, includes biopharmaceutical and biotechnology companies that are labor market competitors for executive talent and are in a similar range with United Therapeutics with respect to several metrics, principally the last four quarters' revenue, last four quarters' net income, number of employees at year-end, market capitalization, market capitalization as a multiple of revenue, revenue per employee and market capitalization per employee. For the 2008 comparative review, the Similarly Situated Peer Group was comprised of the following companies:

• Alkermes, Inc.	• Myriad Genetics, Inc.
• Biomarin Pharmaceutical Inc.	• Nabi Biopharmaceuticals
• Cubist Pharmaceuticals, Inc.	• Nektar Therapeutics
• Enzon Pharmaceuticals, Inc.	• Pharmion Corporation
• Exelixis Inc.	• Progenics Pharmaceuticals, Inc.
• Lexicon Pharmaceuticals, Inc.	• Vertex Pharmaceuticals Incorporated
• Lifecell Corporation	• ViroPharma Incorporated
• Ligand Pharmaceuticals Incorporated

        The second peer group, called the High Performing Peer Group, includes biopharmaceutical and biotechnology companies deemed to be industry leaders by the Compensation Committee, regardless of size, as measured by financial performance, shareholder value creation and drug development and commercialization. These companies also compete with United Therapeutics for executive talent. The Compensation Committee believes this latter group provides important comparisons based on United Therapeutics' historical performance because they have been successful in maintaining growth in revenue, profitability and market capitalization. The Compensation Committee believes it is important to make this comparison in order to ascertain the adequacy of United Therapeutics' executive compensation program with respect to other companies. For the 2008 comparative review, the High Performing Peer Group was comprised of the following companies:

• Abraxis Bioscience Inc.	• Genzyme Corporation
• Amgen, Inc.	• Gilead Sciences, Inc.
• Amylin Pharmaceuticals, Inc.	• ImClone Systems Incorporated
• Biogen Idec Inc.	• Millenium Pharmaceuticals, Inc.
• Celgene Corporation	• OSI Pharmaceuticals Inc.
• Cephalon, Inc.	• PDL Biopharma, Inc.
• Genentech, Inc.

        The Compensation Committee compares its proposed base salaries, annual cash incentive bonus target opportunities and the grant date fair value of long-term incentive bonus target opportunities for our Named Executive Officers with those of both peer groups as reported in their public filings, based on a report provided by Compensia every two years.

Target Pay Position

        The Compensation Committee evaluates our Named Executive Officers' pay competitiveness on an element-by-element basis, as well as on a total direct compensation basis. As part of this evaluation, the Compensation Committee considers data that compares each individual element of compensation and total direct compensation to corresponding data from both of our peer groups. The Compensation Committee generally seeks to set Named Executive Officer target compensation at or above the 75th percentile of the Similarly Situated Peer Group and at or above the 50th percentile of the High Performing Peer Group. The Compensation Committee targets the 75th percentile of the Similarly Situated Peer Group in order to provide highly competitive compensation to retain what it believes is an exceptional management team and in recognition of United Therapeutics' long-track record of performing at or near the top of this peer group. A lower target percentile is used for the High Performing Peer Group because these companies tend to operate at a higher level with respect to revenue, profitability and market capitalization than United Therapeutics.

        With respect to long-term incentive bonus target opportunities, other than with respect to Dr. Rothblatt, the Compensation Committee does not have a set benchmark or formula for determining the target number of long-term incentive awards granted to each Named Executive Officer. While the Compensation Committee does evaluate the competitiveness of Named Executive Officers' long-term incentive bonus target opportunities by reviewing the value of target awards against comparative data, it sets long-term incentive bonus target opportunities primarily based on the number of options each Named Executive Officer has been granted in the past in order to create the greatest incentive for them to perform and stay with the Company. The Compensation Committee believes that our Named Executive Officers are most sensitized to the number of awards they have the potential to be granted as opposed to a target value of such awards. The Compensation Committee aims to remain consistent with respect to the target number of long-term incentive bonus awards from year to year as it feels it is best able to motivate and retain our Named Executive Officers by maintaining or increasing the potential number of long-term incentive awards to be granted under a target opportunity.

        As part of its evaluation of the appropriate number of long-term incentive awards to include in the target opportunities for each Named Executive Officer, the Compensation Committee does consider the grant date fair value of long-term incentive target opportunities. However, the Compensation

Committee believes the meaningful incentive in long-term incentive compensation lies not in the accounting values of stock option and STAP award grants but rather in the potential for appreciation in our stock price. Therefore, the Compensation Committee believes the intrinsic values (i.e., the amount by which our stock price exceeds the exercise price) of unexercised stock options and STAP awards are a better indicator of their true value to our Named Executive Officers. For example, while we report the grant date fair values of our stock option and STAP award grants used for accounting purposes in the table entitled Grants of Plan-Based Awards below, our Named Executive Officers may never realize these amounts. Our Named Executive Officers only realize compensation from their stock options and STAP awards to the extent our Named Executive Officers have the opportunity to exercise such grants at a time when the price of our common stock exceeds the exercise price. Therefore, when the Compensation Committee sets long-term incentive bonus target opportunities for our Named Executive Officers, it focuses more on creating a meaningful opportunity for our Named Executive Officers to realize value, which it believes is related to the number of stock options or STAP awards granted rather than the fair value of such grants.

        This type of evaluation assists the Compensation Committee in determining overall target total direct compensation for our Named Executive Officers as well as the appropriate mix of base salary, cash and long-term incentive bonus compensation. This approach also provides the Compensation Committee with flexibility to focus on one or another element from year-to-year in order to meet the objectives of our executive compensation program. For 2008, each target element of compensation for our Named Executive Officers fell into the following percentiles among our peer groups:

	Base Salary		Cash Incentive Bonus Target Opportunity		Long-Term Incentive Bonus Target Opportunity
Executive Officer	Similarly Situated Peer Group	High Performing Peer Group	Similarly Situated Peer Group	High Performing Peer Group	Similarly Situated Peer Group	High Performing Peer Group
Martine Rothblatt	> 75th percentile	< 25th percentile	> 75th percentile	< 50th percentile	> 75th percentile	< 25th percentile
Roger Jeffs	> 75th percentile	> 75th percentile	> 75th percentile	75th percentile	> 75th percentile	< 25th percentile
Paul Mahon	> 75th percentile	> 75th percentile	> 75th percentile	60th percentile	> 75th percentile	60th percentile
John Ferrari	> 75th percentile	< 25th percentile	75th percentile	60th percentile	> 75th percentile	50th percentile

        The Compensation Committee believes this level of compensation is appropriate considering the following information relating to United Therapeutics' overall performance, financial condition and prospects:

  •
  As of December 31, 2008, United Therapeutics had achieved the best growth track record among U.S. biotechnology companies with eight consecutive years of more than 30% revenue growth;

  •
  As of December 2008, a report prepared by Compensia showed that, when compared to the Similarly Situated Peer Group: (i) United Therapeutics' market capitalization per employee was ranked in the 96th percentile; and (ii) United Therapeutics' revenue per employee was ranked in the 90th percentile;

  •
  In 2008, United Therapeutics filed a New Drug Application for its inhaled treprostinil therapy, with commercial launch expected in 2009. United Therapeutics also licensed from Eli Lilly & Co. (Lilly) the rights to commercialize, market and distribute tadalafil, the active ingredient in Cialis, for pulmonary hypertension, giving the company a new, orally administered therapy to market for the treatment of pulmonary arterial hypertension (PAH). Commercial launch of tadalafil is also expected in 2009; and

  •
  United Therapeutics is a leader in providing treatments for severe PAH.

Tally Sheets

        The Compensation Committee periodically reviews tally sheets for our Named Executive Officers and utilizes them, along with peer group analyses, in making its compensation decisions. The Compensation Committee last reviewed tally sheets in the fall of 2007 to prepare for its 2008 decisions regarding compensation for our Named Executive Officers. These tally sheets assign dollar amounts to each component of compensation for our Named Executive Officers, including actual total direct compensation, outstanding long-term incentive awards, benefits, perquisites and potential change in control severance payments. These tally sheets are only one tool used by the Compensation Committee in the process of evaluating the total amount of compensation provided to each Named Executive Officer and the effect that any adjustment to the various elements of Named Executive Officers' current compensation will have on total compensation. Tally sheets are not used in any formulaic manner to dictate pay decisions, but rather are used to educate and inform the Compensation Committee regarding the compensation environment.

Other Factors Affecting Compensation Decisions

        In addition to benchmarking and tally sheets, the Compensation Committee also takes into account the financial performance of United Therapeutics, including without limitation, independent analyst reports on United Therapeutics, changes in the price of our common stock and fundamental achievements (such as successful clinical trial results). Based on this information, the Compensation Committee may make individual adjustments to our Named Executive Officers' compensation accordingly.

2008 Actual Total Direct Compensation

        Actual total direct compensation during 2008 (defined as annual base salary plus the cash and long-term incentive bonus awards in 2008) was, on average, above the 70th percentile of the Similarly Situated Peer Group and the 40th percentile of the High Performing Peer Group, taking into account the grant date fair value of long-term incentive bonus compensation and excluding any increase in value realized due to participation in the option exchange program or amendments to STAP awards. The table below shows the approximate percent rank for each Named Executive Officer relative to each peer group.

Executive Officer	Similarly Situated Peer Group	High Performing Peer Group
Martine Rothblatt	> 25th percentile	> 25th percentile
John Ferrari	> 75th percentile	20th percentile
Roger Jeffs	> 75th percentile	50th percentile
Paul Mahon	> 75th percentile	50th percentile

        As described in the section entitled Executive Summary above, the Compensation Committee believes these compensation levels are appropriate based on United Therapeutics' accomplishments in 2008, including execution of United Therapeutics' growth strategy, on an absolute and relative basis as compared to other companies in our industry.

Review of 2008 Executive Compensation Decisions

Summary of 2008 Compensation

        The main components of our Named Executive Officers' target total direct compensation are base salary, cash incentive bonus compensation, long-term incentive bonus compensation and an accumulated benefit under our Supplemental Executive Retirement Plan. The following table shows our Named Executive Officers' base salaries and target variable compensation for 2008 and the amount of any increase of such compensation over that for 2007. The basis for the Compensation Committee's decisions with respect to each component of 2008 compensation is discussed in greater detail below.

Summary 2008 Target Compensation

Executive Officer	2008 Base Salary	% Increase Over 2007 Base Salary	2008 Cash Incentive Bonus Target	% Increase over 2007 Cash Incentive Bonus Target	2008 Long-Term Incentive Bonus Target(#)(1)	% Increase over 2007 Long-Term Incentive Bonus Target
Martine Rothblatt	$810,000	5%	$750,000	25%	(2)	(2)
John Ferrari	$400,000	25%	$200,000	43%	125,000	67%
Roger Jeffs	$710,000	5%	$485,000	15%	175,000	0%
Paul Mahon	$615,000	5%	$325,000	30%	125,000	0%

(1)
The long-term incentive bonus target is used by the Compensation Committee to determine the number of STAP awards granted to our Named Executive Officers other than Dr. Rothblatt in the first-half and second-half of 2008. STAP awards granted in early 2008 for performance in the second half of 2007 were based on 2007 long-term incentive bonus target opportunities.

(2)
Long-term incentive bonus awards for Dr. Rothblatt, if any, are determined at the end of each calendar year in accordance with a formula set forth in her employment agreement based on the average closing price of United Therapeutics' common stock for the month of December. For a description of Dr. Rothblatt's long-term incentive bonus award opportunity, see the narrative under the heading Individual Equity Incentive Compensation Plan following the Grants of Plan-Based Awards table.

2008 Base Salary

        Base salary is the primary fixed element of the compensation packages for our Named Executive Officers. The Compensation Committee reviews and establishes base salary amounts for our Named Executive Officers each year taking into consideration the following three factors: (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; (ii) United Therapeutics' overall performance, financial condition and prospects; and (iii) the annual compensation received by executives holding comparable positions at United Therapeutics' peers as described in the section entitled Benchmarking of Compensation, Target Pay Position, Tally Sheets and Other Factors Affecting Compensation Decisions above.

        In February 2008, the Compensation Committee approved the base salaries for our Named Executive Officers listed in the Summary 2008 Target Compensation table above to be consistent with an average salary increase of 7.9% received in 2008 by all United Therapeutics employees other than our Named Executive Officers. Mr. Ferrari's salary was increased to a level commensurate with those of other recently appointed Chief Financial Officers at companies in both of our peer groups. Mr. Ferrari began his role as our Chief Financial Officer in August 2006; therefore, his salary is only beginning to reach the same benchmarked levels as those of our other Named Executive Officers. The Compensation Committee reviewed the competitive data and determined the base salaries listed above were at or near the desired benchmarks. These salaries became effective on April 1, 2008.

2009 Base Salary

        In March 2009, the Compensation Committee did not increase the 2009 base salaries for our Named Executive Officers. All United Therapeutics employees other than our Named Executive Officers received a base salary increase of 4.8%. In making a determination with regard to 2009 base salaries for our Named Executive Officers, the Compensation Committee expressed its desire to ensure competitive compensation, particularly at this pivotal juncture in the Company's growth and history, while significantly increasing emphasis on performance-based compensation. For this reason, the Compensation Committee decided that our Named Executive Officers would be best incentivized to achieve the greatest results for the Company by receiving an increase in their performance-based compensation target opportunities, but no increase to their base salaries.

Cash Incentive Bonus Compensation

2008 Cash Incentive Bonus Target Opportunities

        Each year, the Compensation Committee establishes cash incentive bonus target opportunities for each of our Named Executive Officers, taking into consideration the same factors as it uses to determine base salaries. As described in the section entitled Compensation Guiding Principles above, the Compensation Committee increased the 2008 cash incentive bonus target opportunities for our Named Executive Officers at a higher rate than it increased base salaries in order to increase the percentage of our Named Executive Officers' compensation that is dependent on United Therapeutics' performance. Our Named Executive Officers' actual 2008 cash incentive bonus target opportunities and the percentage increase of each such target opportunity over that for 2007 are shown in the Summary 2008 Target Compensation table above.

        Cash incentive bonus awards are made on a bi-annual basis. For any given award period, the Compensation Committee may choose to award less than a Named Executive Officer's maximum cash incentive bonus target opportunity for that period, but the Compensation Committee also has the option, to supplement a subsequent award so that our Named Executive Officers receive their maximum annual cash incentive bonus target opportunities on an annual basis. In addition, the Compensation Committee may award an amount in excess of the maximum annual cash incentive bonus target opportunity based on superlative individual performance. No such adjustment was made for 2008 for any of our Named Executive Officers.

        Cash incentive bonus compensation for our Named Executive Officers is primarily based on United Therapeutics' Company-wide Milestone Incentive Bonus Program for which all full-time employees of United Therapeutics are eligible. This program is administered by the Compensation Committee. The actual cash incentive bonus award earned by a Named Executive Officer under the program is determined by multiplying the Named Executive Officer's cash incentive bonus target opportunity for that period by the award percentage earned in accordance with Milestone performance targets. The Committee may exercise its discretion to increase the award percentage earned as described below. The actual annual cash incentive bonus award earned by our Named Executive Officers for 2008 performance is shown in the "Bonus" and "Non-Equity Incentive Compensation" columns of the Summary Compensation Table. The amounts shown in the Bonus column represent any discretionary bonus award paid above the award earned under the Milestone program, determined in accordance with the Milestone performance goals established at the beginning of the year.

Milestone Incentive Bonus Program

        The Milestone Incentive Bonus Program establishes qualitative or quantitative metrics, as appropriate, for each of five Company-wide Milestones, which reflect core performance measures for the success of United Therapeutics' business. With the participation of the Chief Executive Officer, the Compensation Committee sets these Milestones at the beginning of the year, reflecting the most important substantive activities of United Therapeutics and the ones that the Compensation Committee believes translate most directly into short-, medium- and long-term value growth. Our Company-wide Milestones for 2008 were:

Company-Wide Milestone	Percentage of target award

Milestone 1—Earnings Before Interest, Tax, Depreciation, Amortization and Stock Options (EBITDASO) per share growth in the top quintile of United Therapeutics' peer group, as measured by a 30% growth in EBITDASO per share (excluding one-time events) for the same quarters in sequential years or 7.5% growth in EBITDASO per share (excluding one-time events) for sequential quarters.

Up to 25%
Milestone 2—Ethical conduct, including the absence of material legal problems.	Up to 15%
Milestone 3—Communication of United Therapeutics' clinical and scientific information and market share.	Up to 20%
Milestone 4—Product manufacturing and pipeline development.	Up to 20%
Milestone 5—Clinical trial completions, publication and expert rankings of approved drugs.	Up to 20%

        Milestone 1 relates to EBITDASO, which measures growth in our earnings, a short-term objective, because this metric reflects United Therapeutics' quarterly and yearly growth and directly affects the price of United Therapeutics' common stock. Milestone 3 relates to market awareness of United Therapeutics' products, a sustaining factor in maintaining cash profits, thus a medium-term objective. Milestone 5 relates to starting and completing new clinical trials and getting the results published, which is essential to United Therapeutics' long-term growth. The other two Milestones relate to avoiding manufacturing and legal problems, thus reducing risks to United Therapeutics' short-, medium- and long-term growth prospects. The Compensation Committee believes that these Milestones are good indicators of future performance for United Therapeutics' common stock. The weighting of the Milestones reflects the relative importance and level of difficulty of each performance measure for each bi-annual performance period, and can change from year to year or performance period to performance period.

        Twice yearly, the Compensation Committee reviews United Therapeutics' achievement of the Milestones and reviews the Milestones' metrics to harmonize them with the Company's growth strategy. The Company-wide Milestone Incentive Bonus Program is assessed on a bi-annual basis because the Compensation Committee believes that reviewing the Company's performance twice a year, instead of once a year, produces better performance from our Named Executive Officers by scrutinizing their performance relative to that of the Company on a regular basis. In addition, the environment in which United Therapeutics operates is so dynamic that adjusting performance metrics less frequently than every six months risks setting goals that would either prove frustratingly unrealistic or too easy to achieve.

        The Milestone performance targets are difficult to meet, and require significant leadership and execution on the part of our Named Executive Officers. Because of this, the Compensation Committee aligns its cash incentive bonus award decisions with the Milestone performance determination. The Compensation Committee believes that using Milestone achievement as a basis for this determination effectively supports its objectives related to promoting a strong pay-for-performance culture and rewarding our Named Executive Officers for strong corporate performance.

Partial Milestone Achievement

        The Compensation Committee may award partial credit for any Milestone based on achievement of the following performance goals it has established for each Milestone.

Partial Credit Performance Goals

Milestone 1	30% Annual EBITDASO per share growth but not 7.5% quarter-to-quarter growth will earn 40% of the 25% Milestone Target, resulting in a 10% award.
Milestone 2	Absence of ethical conduct issues, but presence of a business lawsuit will earn 33% of the 15% Milestone Target, resulting in a 5% award.
Milestone 3	Greater than 80% information awareness but not #1 or #2 market share, other than Japan, will earn 50% of the 20% Milestone Target, resulting in a 10% award.
Milestone 4
Adequate inventory will earn an 11% award under this Milestone Target; and each development program in progress can earn 1% of the overall Company-wide Milestone Incentive Bonus Program award, provided that Phase 1, 2 and 3 programs are underway in all three development platforms in order to achieve the maximum bonus award.
Milestone 5
Each publication in a top tier medical journal will earn a 5% award under this Milestone Target, even in the absence of a top ranking in any medical consensus statement; each pivotal trial fully enrolled will earn an additional 5% award under this Milestone Target.

First-Half 2008 Milestone Achievement (for cash incentive bonus awards paid on September 15, 2008)

        With respect to United Therapeutics' performance as compared to the Company-wide Milestone Incentive Bonus Program target criteria for the first half of 2008, the Compensation Committee, after consultation with the Chief Executive Officer, determined that 94% of the Milestones were achieved. As a result, our Named Executive Officers earned a cash incentive bonus award for the first half of 2008 equal to 50% of their annual cash incentive bonus target opportunity multiplied by 94% in accordance with the following analysis:

Milestone	Weight	Award
Milestone 1: Since United Therapeutics' EBITDASO per share for the second quarter of 2008 rose in excess of 12% to approximately $16.6 million as compared to approximately $14.8 million in the first quarter of 2008, United Therapeutics fully achieved more than the 7.5% target growth rate on a quarterly basis.	25%	25%
Milestone 2: Since United Therapeutics did not experience material legal or ethical problems during the first half of 2008, this Milestone was fully achieved.	15%	15%
Milestone 3: United Therapeutics' lead product, Remodulin, achieved the top-selling position in its class in major markets other than Japan during the first half of 2008 and a market research survey United Therapeutics commissioned established that United Therapeutics achieved greater than 80% awareness of key information about its lead product, Remodulin, among physicians who treat pulmonary arterial hypertension. Thus, this Milestone was fully achieved.	20%	20%

Milestone 4: Since United Therapeutics exceeded its manufacturing goals for Remodulin production during the first half of 2008, a partial Milestone award worth 11% was made based on the weight provided to this component by the Compensation Committee. However, United Therapeutics did not have pending clinical trials in different phases in its three therapeutic platforms (cardiovascular diseases, infectious diseases and cancer) during the first half of 2008. United Therapeutics did have Phase 3 trials in its cardiovascular platform underway, so a partial Milestone award worth 3% was made based on the weight provided to this component by the Compensation Committee.

	20%	14%
Milestone 5: United Therapeutics' pivotal trial for our investigational product oral treprostinil was fully enrolled during the first half of 2008, and United Therapeutics achieved a top ranking for Remodulin in a medical community prescription guidance publication during the first half of 2008, reflecting a consensus of the prescribing community. Also, United Therapeutics published multiple articles in peer reviewed journals on different applications of Remodulin, which were well-received by the medical community. This Milestone was fully achieved.	20%	20%
		Total Award: 94%

With respect to our Named Executive Officers, the Compensation Committee exercised its discretion to increase each Named Executive Officer's cash incentive bonus award to 100% of one-half of that Named Executive Officer's annual cash incentive bonus target opportunity because the Compensation Committee felt that the Company had achieved its Milestones at a superlative level and our Named Executive Officers should be rewarded for such achievement. The 6% discretionary portion of the award is reported in the Bonus column of the Summary Compensation Table.

        Cash incentive bonus awards received by our Named Executive Officers for the first half of 2008 were as follows:

Executive Officer	First Half 2008 Cash Incentive Bonus Award(1)	% of 2008 Annual Cash Incentive Target Opportunity
Martine Rothblatt	$375,000	50%
John Ferrari	$100,000	50%
Roger Jeffs	$242,500	50%
Paul Mahon	$162,500	50%

    (1)
    Includes the portion of the award earned based on Milestone achievement as well as the discretionary increase described above.

Second-Half 2008 Milestone Achievement (for cash incentive bonus awards paid on March 13, 2009)

        With respect to United Therapeutics' performance as compared to the Company-wide Milestone Incentive Bonus Program target criteria for the second half of 2008, the Compensation Committee, after consultation with the Chief Executive Officer, determined that 75% of the Milestones were achieved, in accordance with the following analysis:

Milestone	Weight	Award
Milestone 1: Since United Therapeutics' EBITDASO per share excluding one-time events for 2008 rose approximately 39% to approximately $120.2 million, as compared to approximately $85.5 million in 2007, United Therapeutics fully achieved more than the 30% target growth rate on a yearly basis.	25%	25%
Milestone 2: Since United Therapeutics did not experience material legal or ethical problems during the second half of 2008, this Milestone was fully achieved.	15%	15%
Milestone 3: United Therapeutics' lead product, Remodulin, achieved the top-selling position in its class in major markets other than Japan during the second half of 2008 and a market research survey United Therapeutics commissioned established that United Therapeutics achieved greater than 88% awareness of key information about its lead product, Remodulin, among physicians who treat pulmonary arterial hypertension. Thus, this Milestone was fully achieved.	20%	20%

Milestone 4: Since United Therapeutics met its manufacturing goals for Remodulin production during the second half of 2008, a partial Milestone award worth 11% was made based on the weight provided to this component by the Compensation Committee. However, United Therapeutics did not have pending clinical trials in different Phases in its three therapeutic platforms (cardiovascular diseases, infectious diseases and cancer) during the second half of 2008. United Therapeutics did have Phase 3 trials in its treprostinil platform and a Phase 2 trial in its monoclonal antibody platform underway, so a partial Milestone award worth 4% was made based on the weight provided to this component by the Compensation Committee.

	20%	15%
Milestone 5: United Therapeutics' Phase 3 clinical trial for its investigational oral treprostinil product failed to meet its primary endpoint during the second half of 2008. This Milestone was not achieved.	20%	0%
		Total Award: 75%

Since 75% of our Milestones were achieved, the Compensation Committee determined that each Named Executive Officer was entitled to a cash incentive bonus award equal to 75% of one-half of that Named Executive Officer's annual cash incentive bonus target opportunity. The Compensation Committee did not exercise its discretion to increase any awards payable to our Named Executive Officers for performance in the second half of 2008 because it felt that the bonus amount awarded was appropriate to reward performance without adjustment.

        Cash incentive bonus awards received by our Named Executive Officers for the second half of 2008 were as follows:

Executive Officer	Second Half 2008 Cash Incentive Bonus Award	% of 2008 Annual Cash Incentive Target Opportunity
Martine Rothblatt	$281,250	37.5%
John Ferrari	$75,000	37.5%
Roger Jeffs	$181,275	37.5%
Paul Mahon	$121,875	37.5%

Long-Term Incentive Bonus Compensation

        Our long-term incentive bonus compensation program went through extensive changes in 2008. First, in June 2008, we adopted our non-dilutive STAP, discussed below in the section entitled Share Tracking Awards Plan. This resulted in a change in long-term incentive bonus compensation for our Named Executive Officers other than Dr. Rothblatt in that they now receive STAP awards instead of stock options. Second, in November 2008, we modified the exercise price of all previously granted STAP awards and made an offer to exchange certain underwater stock options, discussed below in the section entitled 2008 Exchange of Underwater Stock Options and Amendments to STAP Awards. We believe that the adoption of both of these programs furthers our goal to link the interests of our employees, Named Executive Officers and directors to those of our shareholders, to provide us with the flexibility to motivate, attract and retain the services of the employees, Named Executive Officers and directors upon whom our success depends and to provide these individuals with an additional incentive to achieve superior performance, and to do so without dilution to our shareholders as is the case with awards of stock options.

        Long-term incentive bonus awards are determined and awarded bi-annually to our Named Executive Officers other than Dr. Rothblatt in concert with the Compensation Committee's assessment of the Company's Milestone achievements and the cash incentive bonus awards. Long-term incentive bonus awards are granted after the Compensation Committee has made the assessments described in the section below entitled Long-Term Incentive Bonus Compensation Objectives and Targets. In 2008, our Named Executive Officers other than Dr. Rothblatt received long-term incentive bonus awards corresponding to the second half of 2007 and the first half of 2008. For the second half of 2007 awards, the Compensation Committee made a determination in February 2008 and the awards were granted in April 2008. For the first half of 2008 awards, the Compensation Committee made a determination in July 2008, and the awards were granted in September 2008. In 2009, our Named Executive Officers other than Dr. Rothblatt received long-term incentive bonus awards corresponding to the second half of 2008. For the second half of 2008 awards, the Compensation Committee made a determination in February 2009, and the awards were granted in March 2009. The amount of Dr. Rothblatt's long-term incentive bonus award, if any, is determined by a formula set forth in her employment agreement and awarded once each year on December 31st, as discussed in the section entitled 2008 Annual Stock Option Award to the Chief Executive Officer below.

Long-Term Incentive Bonus Compensation Objectives and Targets

        Our long-term incentive bonus compensation program is currently structured to award stock options to Dr. Rothblatt and STAP awards to our other Named Executive Officers (collectively, "long-term incentive bonus awards"). These long-term incentive bonus awards generally realize value only if United Therapeutics' stock price increases (which benefits all shareholders) and only if each of our Named Executive Officers other than Dr. Rothblatt remains with United Therapeutics until his or her awards vest. For this reason, the Compensation Committee believes that granting long-term incentive bonus awards to our Named Executive Officers structures our compensation program to pay for performance. The Compensation Committee believes that long-term incentive bonus awards are an effective means of: (i) attracting and retaining our Named Executive Officers, and encouraging in them a sense of ownership; (ii) linking pay with performance; and (iii) aligning the interests of our Named Executive Officers with those of our shareholders.

  Dr. Rothblatt

        In accordance with the terms of her employment agreement, Dr. Rothblatt is eligible to receive an annual award of stock options under United Therapeutics' 1997 Equity Incentive Plan to purchase the number of shares of United Therapeutics' common stock at its closing price on December 31st of each year that is equal to one-eighteenth of one percent of the increase in United Therapeutics' market capitalization each year based on the average closing price of United Therapeutics' common stock for the month of December. Prior to grant, the Compensation Committee may reduce the number of stock options awarded under this contractual formula. These stock options, if granted, are granted on December 31st of each year and are fully exercisable on the date of grant. The Compensation Committee believes that the structure of Dr. Rothblatt's annual long-term incentive bonus compensation is designed to pay for performance and align Dr. Rothblatt's interests with those of our shareholders. In calendar years in which United Therapeutics' market capitalization increases, Dr. Rothblatt receives long-term incentive bonus compensation in proportion to the increase. In calendar years in which United Therapeutics' market capitalization does not increase, Dr. Rothblatt receives no long-term incentive bonus compensation under her employment agreement and her outstanding stock options do not increase in value, as was the case in 2000, 2001, 2004, 2006 and 2008.

  Dr. Jeffs and Messrs. Mahon and Ferrari

        Twice each year, on approximately the same schedule as the cash incentive bonus awards, our Named Executive Officers other than Dr. Rothblatt are granted long-term incentive bonus awards. In 2008, these Named Executive Officers were granted STAP awards, as is further described in the section entitled Share Tracking Awards Plan below. The long-term incentive bonus target opportunities for our Named Executive Officers are established each February by the Compensation Committee. In establishing the maximum long-term incentive bonus target opportunities, the Compensation Committee considers the factors listed in the section entitled Compensation Guiding Principles above. For 2008, the long-term incentive bonus target opportunities for Dr. Jeffs and Mr. Mahon remained unchanged from those for 2007 as they continue to be commensurate with long-term incentive bonus compensation received by executives who hold similar positions at our peer companies. The Compensation Committee increased the long-term incentive bonus target opportunity for Mr. Ferrari by approximately 50,000 awards from his long-term incentive bonus target in 2007 to a level more commensurate with the compensation of Chief Financial Officers at our peer companies. Because Mr. Ferrari was appointed Chief Financial Officer in 2006, his compensation has been increased to a level commensurate with those of other recently appointed Chief Financial Officers at companies in both of our peer groups. The 2008 long-term incentive bonus target for each Named Executive Officer is shown in the Summary 2008 Target Compensation table above.

Share Tracking Awards Plan

        On June 2, 2008, our Board of Directors, upon the recommendation of the Compensation Committee, approved and adopted United Therapeutics' STAP. The Compensation Committee, in its discretion, can approve grants of STAP awards to our Named Executive Officers, as well as other employees, directors and consultants. The purpose of the STAP is to promote the success and enhance the value of United Therapeutics by linking the interests of our Named Executive Officers and other STAP participants to those of our shareholders. The STAP is further intended to provide us with the flexibility to motivate, attract, and retain the services of our Named Executive Officers and other key employees upon whom our success depends, and to provide them with an additional incentive to achieve superior performance of our strategic objectives without dilution to our shareholders as is the case with awards of stock options. Incentive STAP awards, which are granted to our Named Executive Officers bi-annually concurrent with the cash incentive bonus awards, convey the right to receive an amount in cash equal to the positive difference between the fair market value of the STAP award on the exercise date and the fair market value of the STAP award on the grant date. The fair market value of STAP awards on the grant date or the exercise date is equal to the closing price of one share of United Therapeutics' common stock on that date. STAP awards are paid solely in cash upon exercise.

        STAP awards partially vest in one-third increments on each of the first three anniversaries of the grant date and generally expire within 10 years of grant, subject to earlier expiration upon termination of employment with United Therapeutics. The STAP became effective on June 2, 2008, and the Compensation Committee approved grants of STAP awards to our Named Executive Officers on June 3, 2008, September 15, 2008, and March 13, 2009, as described below. The full details of the STAP were disclosed in a Form 8-K filed by United Therapeutics with the Securities and Exchange Commission on June 6, 2008. On November 24, 2008, the Compensation Committee amended the terms of all then-outstanding STAP awards to reduce their exercise price to $50.63 per share, the closing price of United Therapeutics' common stock on that date, as discussed below in the section entitled 2008 Exchange of Underwater Stock Options and Amendments to STAP Awards.

Second-Half 2007 Long-Term Incentive Bonus Awards (awarded on June 3, 2008)

        In April 2008, the Compensation Committee approved the following long-term incentive bonus awards for our Named Executive Officers other than Dr. Rothblatt for their performance in the second half of 2007, taking into consideration: (i) United Therapeutics' overall performance, financial condition and prospects, including accomplishments under the Company-wide Milestone Incentive Bonus Program; and (ii) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments, as further described below. Each of these awards was ultimately paid in the form of STAP awards, following the adoption of the STAP in June 2008.

Executive Officer	Second Half 2007 Long-Term Incentive Bonus Award (#)	% of Annual Long-Term Incentive Bonus Target
Roger Jeffs	112,875	64.5%
Paul Mahon	80,625	64.5%
John Ferrari	48,275	64.5%

        These long-term incentive bonus awards made to our Named Executive Officers other than Dr. Rothblatt had an exercise price based on the closing price of United Therapeutics' common stock on the NASDAQ Global Select Market on June 3, 2008, the same date that the Company-wide Milestone Incentive Bonus Program long-term incentive bonus awards were granted to all eligible employees. On November 26, 2008, the exercise price of these STAP awards was amended as described below in the section entitled 2008 Exchange of Underwater Stock Options and Amendments to STAP Awards.

        The long-term incentive bonus award determinations for Dr. Jeffs and Messrs. Mahon and Ferrari were based on the following:

  Overall performance, financial condition, prospects and Milestone achievement.

          For the second half of 2007, the Compensation Committee determined that United Therapeutics earned 55% of its 2007 Milestones by fully achieving Milestones one and five, partially achieving Milestone three and receiving no credit for Milestones two and four. Our 2007 Milestones are described in our proxy statement on Schedule 14A for the 2008 Annual Meeting of Shareholders, which we filed with the SEC on March 7, 2008. This performance assessment was an important factor in the Compensation Committee's determination of the long-term incentive bonus awards for Dr. Jeffs and Messrs. Mahon and Ferrari. For the second half of 2007, the Compensation Committee also considered the 83% increase in the price of United Therapeutics' common stock that occurred in 2007, the fact that 2007 was United Therapeutics' seventh consecutive year of over 30% revenue growth and, most importantly, the announcement of positive results from the TRIUMPH-1 clinical trial of inhaled treprostinil.

In light of these factors relating to our superlative performance in 2007 and the individual performances discussed below, as assessed by our Chief Executive Officer together with the Compensation Committee, the Compensation Committee determined that our Named Executive Officers other than Dr. Rothblatt should receive the full amount remaining of their maximum 2007 long-term incentive bonus target opportunities for 2007.

  Subjective evaluation of individual performance:

          Dr. Jeffs.     In determining Dr. Jeffs' long-term incentive bonus award for the second half of 2007, the Compensation Committee considered Dr. Jeffs' performance as President and Chief Operating Officer during a very successful year. The Compensation Committee felt that Dr. Jeffs demonstrated tremendous performance for the second half of 2007, and that his management of clinical and commercial development operations was an essential factor in our achievements for the year. Under his leadership, Dr. Jeffs' sales and marketing team contributed to significantly increasing our revenues and strengthening our position as a leader in providing treatments for patients with New York Heart Association Class II -IV PAH. As the backbone of our treprostinil-based clinical trials program, Dr. Jeffs brought the TRIUMPH-1 clinical trial to its successful completion during the second half of 2007, while continuing to enroll two innovative clinical trials for oral treprostinil, the fastest pivotal trial enrollments in our history. Dr. Jeffs kept United Therapeutics on a 40% year-to-year revenue growth track and maintained forward momentum on our oncology and infectious disease programs.

          Mr. Mahon.     In determining Mr. Mahon's long-term incentive bonus award for the second half of 2007, the Compensation Committee considered Mr. Mahon's performance as Executive Vice President, Strategic Planning and General Counsel during a very successful year. The Compensation Committee felt that Mr. Mahon demonstrated superior performance in both his General Counsel and Strategic Planning roles, achieving exceptional results for United Therapeutics, including playing integral roles in negotiating important licensing agreements during the second half of 2007 to meaningfully expand United Therapeutics' product pipeline and protect its intellectual property, including cancer antibodies from Memorial Sloan-Kettering Cancer Center. In addition, Mr. Mahon did an excellent job managing his department personnel and budget, and working to support our Board of Directors and its committees. Mr. Mahon took on an extensive strategic planning role during the second half of 2007, simultaneously working to close four transactions during the month of December. Mr. Mahon's work during this period exceeded the Compensation Committee's expectations for his performance.

          Mr. Ferrari.     In determining Mr. Ferrari's long-term incentive bonus award for the second half of 2007, the Committee considered Mr. Ferrari's performance as Chief Financial Officer during a very successful year. The Committee felt that Mr. Ferrari did a tremendous job as Chief Financial Officer during the second half 2007, and provided invaluable strategic assistance to Drs. Rothblatt and Jeffs and Mr. Mahon. Finally, Mr. Ferrari's department created an infrastructure that crucially supports our success by taking additional steps to minimize financial reporting errors, and effectively tracking and conveying our financial performance to our shareholders and the investment community.

        For more details on the long-term incentive bonus awards granted to Dr. Jeffs and Messrs. Mahon and Ferrari in 2008 for performance during the second half of 2007, please see the table entitled Grants of Plan Based Awards below.

First-Half 2008 Long-Term Incentive Bonus Awards (awarded on September 15, 2008)

        In August 2008, the Compensation Committee approved the following long-term incentive bonus awards for our Named Executive Officers based on their performance in the first half of 2008, taking into consideration: (i) United Therapeutics' overall performance, financial condition and prospects, including accomplishments under the Company-wide Milestone Incentive Bonus Program; and (ii) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments. These awards were granted in the form of STAP awards on September 15, 2008.

Executive Officer	First-Half 2008 Long-Term Incentive Bonus Award (#)	% of 2008 Annual Long-Term Incentive Target
Roger Jeffs	87,500	50%
Paul Mahon	62,500	50%
John Ferrari	62,500	50%

        These long-term incentive bonus awards granted to our Named Executive Officers other than Dr. Rothblatt had an exercise price based on the closing price of United Therapeutics' common stock on the NASDAQ Global Select Market on September 15, 2008, the same date that the Company-wide Milestone Incentive Bonus Program long-term incentive bonus awards were granted to all eligible employees. On November 26, 2008, the exercise price of these awards was amended as described below in the section entitled 2008 Exchange of Underwater Stock Options and Amendments to STAP Awards.

        The number of STAP awards granted to our Named Executive Officers other than Dr. Rothblatt for performance in the first half of 2008 was determined based on the following:

  Overall performance, financial condition, prospects and Milestone achievement

          For the first half of 2008, the Compensation Committee determined that United Therapeutics achieved 94% of its Milestones as discussed above under the section entitled First Half of 2008 Milestone Achievement. This achievement demonstrated an overwhelmingly strong performance during the first half of 2008 and was an important factor in the Compensation Committee's determination of the size of the long-term incentive bonus awards for Dr. Jeffs and Messrs. Mahon and Ferrari.

  Subjective evaluation of individual performance

          Dr. Jeffs.    In determining Dr. Jeffs' long-term incentive bonus award for the first half of 2008, the Compensation Committee considered Dr. Jeffs' performance as President and Chief Operating Officer during a very successful six months. The Compensation Committee felt that Dr. Jeffs put in a stellar performance for the first half of 2008. Under his leadership, Dr. Jeffs' sales and marketing team continued to significantly increase our revenues and strengthened our position as a leader in providing treatments for patients with New York Heart Association Class II - IV PAH. As the backbone of our treprostinil-based clinical trials program, Dr. Jeffs filed the New Drug Application for our inhaled treprostinil product, while simultaneously completing enrollment of two innovative clinical trials for oral treprostinil, the fastest pivotal trial enrollments in our history. Dr. Jeffs kept United Therapeutics on a 30% year-to-year revenue growth track.

          Mr. Mahon.     In determining Mr. Mahon's long-term incentive bonus award for the first half of 2008, the Compensation Committee considered Mr. Mahon's performance as Executive Vice President, Strategic Planning and General Counsel during a very successful six months. The Compensation Committee felt that Mr. Mahon demonstrated consistently excellent performance in both his General Counsel and Strategic Planning roles, achieving exceptional results for United Therapeutics, including playing a key role in negotiating multiple strategic partnerships and agreements in the first half of 2008. In addition, Mr. Mahon did a superlative job managing his department personnel and budget, and working to support our Board of Directors and its committees.

          Mr. Ferrari.     In determining Mr. Ferrari's long-term incentive bonus award for the first half of 2008, the Committee considered Mr. Ferrari's performance as Chief Financial Officer during a very successful six months. The Committee felt that Mr. Ferrari did a superior job as Chief Financial Officer during the first half 2008, and provided invaluable strategic assistance to Drs. Rothblatt and Jeffs and Mr. Mahon. Mr. Ferrari's management of his team in the Finance Department resulted in effective financial reporting and implementation of control mechanisms. Mr. Ferrari's accurate tracking and conveying of our financial performance to our shareholders and the investment community has allowed him to develop and excellent rapport with our shareholders.

        For more details on the long-term incentive bonus awards granted to Dr. Jeffs and Messrs. Mahon and Ferrari in 2008 for performance during the first half of 2008, please see the table entitled Grants of Plan Based Awards below.

Second-Half 2008 Long-Term Incentive Bonus Awards (awarded on March 13, 2009)

        In March 2009, the Compensation Committee approved the following long-term incentive bonus awards for our Named Executive Officers for their performance in the second half of 2008, taking into consideration: (i) United Therapeutics' overall performance, financial condition and prospects, including accomplishments under the Company-wide Milestone Incentive Bonus Program; and (ii) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments. These awards were granted in the form of STAP awards on March 13, 2009.

Executive Officer	Second Half 2008 Long-Term Incentive Bonus Award (#)	% of 2008 Annual Long-Term Incentive Target
Roger Jeffs	70,000	40.0%
Paul Mahon	59,375	47.5%
John Ferrari	53,125	42.5%

        These long-term incentive bonus awards granted to our Named Executive Officers other than Dr. Rothblatt had an exercise price based on the closing price of United Therapeutics' common stock on the NASDAQ Global Select Market on March 13, 2009, the same date that the Company-wide Milestone Incentive Bonus Program long-term incentive bonus awards were granted to all eligible employees.

        The long-term incentive bonus award determination for Dr. Jeffs and Messrs. Mahon and Ferrari was based on the following analysis:

  Overall performance, financial condition, prospects and Milestone achievement

          United Therapeutics' achievement of 75% of its Milestones, as discussed under the section entitled Second Half of 2008 Milestone Achievement above, demonstrated strong performance during the second half of 2008 and was an important factor in the Compensation Committee's determination of the long-term incentive awards for Dr. Jeffs and Messrs. Mahon and Ferrari. The Compensation Committee also considered United Therapeutics' expansion during the second half of 2008 to include a robust sales and marketing presence.

  Subjective evaluation of individual performance.

          The Compensation Committee believed that Mr. Mahon turned in the strongest performance among our Named Executive Officers other than Dr. Rothblatt for the second half of 2008; therefore, his long-term incentive bonus award is the highest for this period. The awards for Dr. Jeffs and Mr. Ferrari are reduced in proportion to the Compensation Committee's assessment of their performance.

          Dr. Jeffs.     In determining Dr. Jeffs' long-term incentive bonus award for the second half of 2008, the Compensation Committee considered Dr. Jeffs' performance as President and Chief Operating Officer in a very difficult economic climate. The Committee felt that although United Therapeutics stumbled in the second half of 2008, with the disappointing results of the FREEDOM-C clinical trial of oral treprostinil, which is reflected in Dr. Jeffs' reduced long-term incentive bonus award, Dr. Jeffs should still be commended for the extraordinary results of his sales and marketing team in achieving 88% awareness of United Therapeutics' products among physicians who treat PAH according to our market research survey. Under his leadership, Dr. Jeffs' sales and marketing team brought United Therapeutics' revenues to new heights and strengthened our position as a leader in providing treatments to patients with New York Heart Association Class II - IV PAH. As the backbone of United Therapeutics' treprostinil-based clinical trials program, Dr. Jeffs oversaw the filing of the New Drug Application for its inhaled treprostinil product in 2008, while finishing enrollment and filing a protocol amendment of the FREEDOM-M clinical trial. Dr. Jeffs' efforts were also critical to closing United Therapeutics' agreements with Lilly. He also helped to finish the construction of the United Therapeutics' new campus in Research Triangle Park, North Carolina, which includes United Therapeutics' first tablet production facility, and orchestrated a seamless move of his entire staff (some 86 people) and operations to the new building. Although the Compensation Committee believed that Dr. Jeffs turned in a strong performance in 2008, there were areas upon which the Compensation Committee felt Dr. Jeffs could improve related to clinical development and gaining marketing approval for new products here and abroad.

          Mr. Mahon.     In determining Mr. Mahon's long-term incentive bonus award for the second half of 2008, the Compensation Committee considered Mr. Mahon's performance as Executive Vice President, Strategic Planning and General Counsel in a very difficult economic climate. The Compensation Committee felt that Mr. Mahon demonstrated consistently excellent performance in both his General Counsel and Strategic Planning roles, achieving exceptional results for United

  Therapeutics, including playing a key role in negotiating its agreements with Lilly and NEBU-TEC International Med Products Eike Kern GmbH. In addition, Mr. Mahon did a superlative job managing his department personnel and budget, and working to support the Board of Directors and its committees. The Compensation Committee did not identify any material areas needing improvement for Mr. Mahon.

          Mr. Ferrari.     In determining Mr. Ferrari's long-term incentive bonus award for the second half of 2008, the Compensation Committee considered Mr. Ferrari's performance as Chief Financial Officer in a very difficult economic climate. The Compensation Committee felt that Mr. Ferrari did a superior job as Chief Financial Officer during the second half of 2008, and provided invaluable strategic assistance to Drs. Rothblatt and Jeffs and Mr. Mahon. Mr. Ferrari's management of his team in the Finance Department resulted in effective financial reporting and control mechanisms. In addition, Mr. Ferrari's team made tremendous progress in preparing for the implementation of SAP general ledger software. Although the Compensation Committee believed that Mr. Ferrari turned in a superior performance in 2008, there were areas upon which the Compensation Committee felt Mr. Ferrari could improve related to financial reporting and managing manufacturing.

2008 Annual Long-Term Incentive Bonus Award to our Chief Executive Officer

        The amount of Dr. Rothblatt's long-term incentive bonus award, if any, is determined by a formula set forth in her employment agreement and awarded once each year on December 31st, as discussed below in the section entitled Individual Equity Incentive Compensation Plan. For 2008, Dr. Rothblatt was awarded no stock options.

2008 Exchange of Underwater Stock Options and Amendments to STAP Awards

        In November 2008, our Compensation Committee determined that a decline in our stock price had caused many of our outstanding stock options and all of our outstanding STAP awards to be "underwater" (i.e., the exercise price was significantly greater than the then-current market price of our common stock). Given the objectives of our long-term incentive bonus compensation program (stated above in the section entitled Long-Term Incentive Bonus Compensation Objectives), the significant portion of pay represented by long-term incentive bonus compensation and the fact that the decline in our stock price was significantly exacerbated by macroeconomic factors, management and the Compensation Committee met in November 2008 to review potential approaches to enhance the incentive value of outstanding stock options and STAP awards.

        United Therapeutics originally issued stock options and STAP awards to link the interests of our Named Executive Officers, directors and employees to those of our shareholders, to provide us with the flexibility to motivate, attract and retain the services of the Named Executive Officers, directors and employees upon whom our success depends and to provide these individuals with an additional incentive to achieve superior performance. Stock options and STAP awards that were left "underwater" as a result of the decrease in our stock price had little or no value as incentives to retain and motivate these individuals. Given the magnitude of the decline in the price of our common stock, the Compensation Committee and full Board of Directors determined that it was in the best interests of our shareholders to take some form of action to ensure that our Named Executive Officers and directors, who are integral to the success of our company, are retained, motivated to deliver industry-leading results, and aligned with our shareholders' interest in long-term value creation. Thus, the Compensation Committee and full Board of Directors believed it appropriate to include their outstanding, eligible awards in this program.

        As a result, on November 24, 2008, the Board of Directors, upon the recommendation of our Compensation Committee, approved a program to reset the exercise price of certain outstanding stock options and STAP awards with an exercise price equal to or greater than $65.00 per share. This program was implemented through two actions: (1) amending the exercise price of all then-outstanding STAP awards with an exercise price greater than $65.00 to $50.63, representing the closing price of our common stock on the NASDAQ Global Select Market on November 24, 2008, the date of amendment; and (2) approving an option exchange program whereby employees tendered underwater options for an equal number of options with an exercise price of $61.50, representing the closing price of our common stock on the NASDAQ Global Select Market on December 26, 2008, the end of the offering period. Our Named Executive Officers and members of the Board of Directors holding eligible stock options or STAP awards were eligible to participate in the option exchange program and their STAP awards were amended. Any replacement stock options granted in exchange for vested stock options were subject to a new, one-year vesting schedule. Both replacement stock options granted in exchange for unvested stock options and amended STAP awards continued to vest according to their original vesting schedules. No STAP awards had yet vested at the time their exercise prices were amended. More details can be found in the section entitled Narratives to Summary Compensation Table and Grants of Plan-Based Awards Table below.

        The table below shows the numbers of stock options exchanged under the option exchange program and amended STAP awards for each of our Named Executive Officers:

Executive Officer	# of Shares of Stock Options Exchanged/STAP Awards Amended	Original Exercise Price per share(1)	New Exercise Price per share
Stock Options:
Martine Rothblatt	582,607	$97.65	$61.50
John Ferrari	—	—	N/A
Roger Jeffs	167,125	$69.59	$61.50
Paul Mahon	144,475	$69.88	$61.50
STAP Awards:
Martine Rothblatt	N/A	—	—
John Ferrari	110,775	$102.85	$50.63
Roger Jeffs	200,375	$100.86	$50.63
Paul Mahon	143,125	$100.86	$50.63

(1)
Represents weighted average exercise price.

Long-Term Incentive Bonus Awards Grant Timing Policy

        Long-term incentive bonus awards are ordinarily granted to our Named Executive Officers other than our Chief Executive Officer on a bi-annual basis on March 15th and September 15th of each year, or the preceding trading day if these dates fall on a day when the NASDAQ Global Select Market is not open, with an exercise price equal to the closing price for our common stock on the NASDAQ Global Select Market on the date of grant. This timing is designed to ensure that awards are granted after the market has had an opportunity to react to United Therapeutics' announcements of second quarter and full-year earnings, respectively. We also believe this timing helps us avoid broad internal communication of highly confidential financial results prior to public announcement of our second quarter and full-year financial results.

        Long-term incentive bonus awards for our Named Executive Officers except our Chief Executive Officer were determined on April 1, 2008 for the second half of 2007 performance, although long-term incentive bonus awards were not granted until June 3, 2008, after the STAP was adopted. Long-term incentive bonus awards for our Named Executive Officers except our Chief Executive Officer for the first and second halves of 2008 were made on September 15, 2008 and March 13, 2009, respectively. Awards granted in 2009 for the second half of 2008 are not shown in the Summary Compensation Table and the tables thereafter in accordance with SEC disclosure rules. These awards will be included in these tables in our 2009 proxy statement.

        The long-term incentive bonus award for our Chief Executive Officer is granted in accordance with a formula set forth in her employment agreement once each year on December 31st, or the preceding Friday if such date falls on a weekend.

Benefits and Perquisites

        The benefits offered to our Named Executive Officers are substantially the same as those offered to all employees, with the exception of the SERP discussed in the section entitled Supplemental Executive Retirement Plan below. United Therapeutics provides a tax-qualified retirement plan (a 401(k) plan) and medical and other benefits to executives that are generally available to other full-time employees. Under the 401(k) plan, all employees are permitted to contribute up to the maximum percentage allowable under applicable law (i.e., $15,500 in 2008 or $20,500 for eligible participants who are age 50 or older). For 2008, United Therapeutics made matching contributions equal to 20% of the participant's contributions for employees who have completed at least six months of employment, with such matching contributions vesting 33 1/3% per year based on years of service, not the amount of time an employee has participated in the 401(k) plan. Therefore, once an employee completes three years of service, his or her account is fully vested and any future matching funds will vest immediately. No matching contribution is made for the contributions above $15,500 permitted for eligible participants who are age 50 or older. Beginning on July 1, 2009, United Therapeutics will increase its matching contributions to 40% of employees' contributions, subject to the same vesting principles and other limitations described above. United Therapeutics does not have a non-qualified deferred compensation plan.

        The 401(k) plan and other generally available benefits programs allow United Therapeutics to remain competitive for executive talent. United Therapeutics also provides limited perquisites to its Named Executive Officers, including participation in either our vehicle leasing program, which covers the monthly lease payment and cost of insurance and maintenance on a vehicle, or a monthly car allowance of $600. The Compensation Committee believes that the availability of these benefits programs generally enhances executive recruitment, retention, productivity and loyalty to United Therapeutics.

        For additional details on certain benefits and perquisites received by our Named Executive Officers, see the Summary Compensation Table below.

Supplemental Executive Retirement Plan

        United Therapeutics also sponsors a supplemental retirement/retention program, known as the United Therapeutics Corporation Supplemental Executive Retirement Plan (SERP), for select executives to enhance the long-term retention of individuals who have been and will continue to be vital to United Therapeutics' success. Currently, only our Named Executive Officers and three other senior officers have been designated to participate in the SERP.

        In order to be eligible to receive a benefit, a Named Executive Officer generally must remain employed by United Therapeutics or one of its affiliates until age 60. In the event of death, disability or a change in control of United Therapeutics (as defined in the SERP), an executive may be eligible to receive a benefit prior to age 60. The benefit formula for the plan is described in detail under the Pension Benefits table below. The benefit is capped at a maximum of 15 years of service and will be reduced by social security benefits. Upon a change in control of United Therapeutics before a participant reaches age 60, he or she will immediately vest and receive a prorated benefit based on years of service to date. In addition, upon a change in control, any former executive who is receiving or eligible to receive payments under the SERP shall be entitled to receive a lump sum payment of his or her benefit under the SERP.

        In December 2008, the Compensation Committee adopted the United Therapeutics Corporation Supplemental Executive Retirement Plan Rabbi Trust Document, providing for the establishment of a trust (the Rabbi Trust), the assets of which will be contributed by United Therapeutics and used to pay benefits under the SERP, in order to provide more certainty to SERP participants around United Therapeutics' obligation to pay benefits, including upon a change in control (as defined in the SERP). The Compensation Committee adopted the Rabbi Trust in order to offer some limited level of security to SERP participants with respect to their nonqualified benefits, as SERP participants otherwise only have a contractual promise from their employer to pay the benefits.

        Additional details regarding the SERP and Rabbi Trust are provided under the Pension Benefits table below.

Severance and Change in Control Arrangements for Named Executive Officers

        Each of our Named Executive Officers is eligible for certain severance payments in the event his or her employment is terminated under various circumstances. As discussed in more detail under Potential Payments Upon Termination or Change in Control, the Named Executive Officers' employment agreements as well as the SERP, our 1997 Equity Incentive Plan and the STAP provide for certain payments and other benefits in the event the Named Executive Officer's employment is terminated under various circumstances. In exchange for the benefits offered under these agreements and plans, our Named Executive Officers have agreed not to engage in competitive activities or to interfere with United Therapeutics' business relations for a specified period of time following the termination of their employment.

        Generally, our Named Executive Officers will be eligible for termination benefits in the event of:

  •
  Termination of employment upon death or disability;

  •
  Termination of employment by us without cause;

  •
  Termination of employment as a result of a change in control of United Therapeutics;

  •
  Termination by the executive due to a material diminishment of authority and responsibilities; or

  •
  Resignation by the executive in order to take a position with United Therapeutics as a Senior Advisor.

        Details regarding severance and change in control arrangements for our Named Executive Officers are contained in the text following the Potential Payments Upon Termination or Change in Control table below.

        Dr. Rothblatt's severance and change in control benefits provided under her employment agreement are greater than the potential benefits provided to our other Named Executive Officers under their respective employment agreements and were negotiated prior to our initial public offering in 1999. These benefits were necessary to retain her services as Chief Executive Officer. See the description of these benefits below in the section entitled Severance and Change in Control Payments to the Chief Executive Officer.

        The Compensation Committee approved severance and change in control arrangements in order to promote the loyalty and productivity of our Named Executive Officers. In addition, for our Named Executive Officers, the arrangements are intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of United Therapeutics without undue concern about whether the transaction may jeopardize their employment. The Compensation Committee wants our Named Executive Officers to be free to think creatively and promote the best interests of United Therapeutics without worrying about the impact of those decisions on their employment.

Senior Advisor Status

        All of our Named Executive Officers have the option under their employment agreements to resign for any reason other than a reason constituting "cause" in order to take a position with United Therapeutics as a Senior Advisor. This Senior Advisor option was adopted for Named Executive Officers in order to provide an amicable way to end a Named Executive Officer's executive responsibilities. By selecting the Senior Advisor option, a Named Executive Officer could resign from his or her executive responsibilities, yet remain available to assist United Therapeutics in an advisory capacity. Named Executive Officers who elect to become Senior Advisors are entitled to receive the same termination compensation as if they were terminated without cause in accordance with the terms of their employment agreements and to continue to be employed on a full-time basis as a Senior Advisor for up to fifteen years from the date of their resignation. They may continue in this position for so long as they are willing and able to provide advisory services, with compensation of $50,000 per year for each year of service without increase, bonus or other adjustment. Details regarding potential benefits that may become payable in the event of termination without cause are described in the text following the Potential Payments Upon Termination or Change in Control table below.

Accounting and Tax Considerations

Financial Restatement

        The Board of Directors will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash, stock option or STAP award-based incentive compensation paid to our Named Executive Officers and certain other executive officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. To the extent determined appropriate by the Board of Directors, United Therapeutics will seek to recover any amount determined to have been inappropriately received by an individual executive officer.

Tax Considerations

        Section 162(m) of the Internal Revenue Code (the Code) generally provides that publicly held companies may not deduct compensation paid to the Chief Executive Officer and the three other most highly paid executive officers (other than the Chief Financial Officer) that exceeds $1 million per officer in a calendar year. Compensation that is "performance-based compensation" within the meaning of the Code does not count toward the $1 million limit.

        The Compensation Committee has not adopted a policy with respect to the application of Section 162(m) of the Code as to annual cash compensation exceeding $1 million, and awards granted under the annual cash incentive plan do not qualify as performance-based compensation. In 2008, Drs. Rothblatt and Jeffs and Mr. Mahon earned in excess of $1 million in base salary and cash bonus, and United Therapeutics will not be able to deduct approximately $665,600 in accordance with Section 162(m).

        To the extent possible, the Committee generally attempts to qualify long-term incentive bonus awards under the long-term incentive bonus compensation program as performance-based compensation for purposes of the Section 162(m) requirements However, the Committee may administer United Therapeutics' compensation programs in a manner that does not satisfy the requirements of Section 162(m) of the Code in order to achieve a result that the Committee determines to be appropriate. While the Committee considers the impact of the tax treatment, the primary factor influencing program design is the support of business objectives. Generally, whether or not long-term incentive compensation will be deductible under Section 162(m) of the Code will be an important, but not be the decisive factor, with respect to the Committee's compensation determinations.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into United Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2008.

                      Compensation Committee
                      Christopher Causey (Chair)
                      R. Paul Gray
                      Louis Sullivan

 SUMMARY COMPENSATION TABLE AND
GRANTS OF PLAN-BASED AWARDS TABLE

        The following table shows compensation information for 2006, 2007 and 2008 for our Named Executive Officers:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Martine Rothblatt	2008	796,300	(6)	22,500	60,000	633,800	671,100	$16,000	2,199,700
Chief Executive Officer	2007	767,100	(6)	12,000	$23,756,600	588,000	228,000	19,800	25,371,500
	2006	725,000		—	—	300,000	5,204,200	9,500	6,238,700
John Ferrari	2008	380,000		6,000	1,351,200	169,000	268,800	8,400	2,183,400
Chief Financial Officer	2007	300,000		2,800	623,400	137,200	365,400	7,400	1,436,200
and Treasurer	2006	199,400		—	302,600	25,200	581,300	4,700	1,113,200
Roger Jeffs	2008	701,300		14,600	4,075,900	409,800	326,200	8,200	5,536,000
President and Chief	2007	668,800		8,400	3,277,700	411,600	34,200	8,900	4,409,600
Operating Officer	2006	650,000		—	2,548,100	210,000	3,133,500	8,500	6,550,100
Paul Mahon	2008	607,500		9,800	3,085,900	284,400	225,800	10,200	4,223,600
Executive Vice President,	2007	578,800		5,000	2,460,200	345,100	22,500	10,200	3,421,800
Strategic Planning and	2006	560,000		—	1,957,500	120,000	2,394,100	10,100	5,041,700
General Counsel

(1)
For 2008, the amounts shown represent a discretionary bonus as discussed in the section entitled First-Half 2008 Milestone Achievement (for cash incentive bonus awards paid on September 15, 2008) of the Compensation Discussion and Analysis.

(2)
Amounts shown represent the compensation cost recognized by United Therapeutics in each reported year relating to stock option awards granted in such year and prior years without any reduction for risk of forfeiture, in accordance with SFAS No. 123R. Beginning in 2008, the amounts shown also include the amount of compensation cost recognized by United Therapeutics for share tracking awards without any reduction for risk of forfeiture, in accordance with SFAS No. 123R. For a discussion of valuation assumptions for share tracking awards and stock options see Notes 8 and 11, respectively, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The stock options were awarded under our 1997 Equity Incentive Plan and the STAP awards were granted under the STAP.

  On December 26, 2008, pursuant to our option exchange program, certain outstanding stock options were cancelled and replaced with stock options having a lower exercise price based on the closing price of our common stock on the NASDAQ Global Select Market on that date. The amounts shown above for 2008 include the incremental compensation expense recognized through December 31, 2008, calculated in accordance with SFAS No. 123R, associated with these replacement options, which were granted under our 1997 Equity Incentive Plan. Total compensation expense recognized in 2008 associated with these replacement options consists of the grant date fair value of the original options ratably vesting during the year ended December 31, 2008, plus the incremental cost associated with the modification of the terms of the stock options. The incremental compensation expense recognized in 2008 is measured as the excess of the fair value of the replacement options over the fair value of the original options calculated as of December 26, 2008, and amortized from December 26, 2008 through December 31, 2008. For additional information regarding our exchange offer and these replacement options see the section entitled 2008 Exchange of Underwater Stock Options and Amendments to STAP Awards in the Compensation Discussion and Analysis.

  The fair value of outstanding STAP awards is estimated using the Black-Scholes-Merton valuation model and is calculated on a quarterly basis until settlement occurs or the STAP awards are otherwise no longer outstanding. The fair value of outstanding STAP awards is adjusted quarterly for the percentage of the requisite service period that has been rendered by the Named Executive Officer prior to the fulfillment of the vesting requirement.

  See the Grants of Plan-Based Awards table for more information on each stock option, including replacement options, and share tracking awards granted to our Named Executive Officers in 2008.

(3)
Amounts shown represent the total award earned by each Named Executive Officer under United Therapeutics' Company-wide Milestone Incentive Bonus Program for the first and second halves of 2008. The payouts were determined based on United Therapeutics' attainment of specific performance Milestones. For information on the amounts earned for the first and second halves of 2008, see the section entitled Cash Incentive Bonus Compensation of the Compensation Discussion and Analysis.

(4)
Amounts shown represent the change in the actuarial present value of retirement benefits under the SERP calculated pursuant to SEC requirements. The assumptions used in calculating the change in the actuarial present value of SERP benefits are described in the footnotes to the Pension Benefits table below. The change in pension value from year to year as reported in the table will vary based on these assumptions and may not represent the value that a Named Executive Officer will actually accrue or receive under the SERP.

(5)
The amounts shown represent the incremental cost of the percentage of personal use by Named Executive Officers that can be attributed to lease, insurance and maintenance payments made on vehicles leased by United Therapeutics, travel for family members to United Therapeutics' functions, and United Therapeutics' "matching contributions" under its 401(k) Plan equal to 20% of each participant's qualifying salary contributions. None of the individual elements that make up Dr. Rothblatt's Other Compensation has a value that is greater than or equal to $10,000. No one element of Other Compensation awarded to a Named Executive Officer that has a value greater than 10% of the total amount listed.

(6)
Since April 2007, our Canadian subsidiary, Unither Biotech Inc., has paid a portion of Dr. Rothblatt's total base salary equal to 120,000 Canadian dollars. The value of this portion in U.S. dollars has been estimated for the purposes of disclosure in the Summary Compensation Table by using the spot exchange rate on the dates on which Dr. Rothblatt was paid. In 2007 and 2008, Unither Biotech Inc. paid the equivalent of US$119,000 and US$113,000 of Dr. Rothblatt's total base salary, respectively.

Grants of Plan-Based Awards

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) Target($)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards(3) ($)
Martine Rothblatt	Milestone Incentive		$750,000
	Stock Option Exchange(4)	12/26/08		582,607	$61.50	$4,462,500
John Ferrari	STAP(5)	06/03/08		48,275	$94.06	$2,072,900
	STAP(5)	09/14/08		62,500	$109.64	$3,005,000
	Milestone Incentive		$200,000
Roger Jeffs	STAP(5)	06/03/08		112,875	$94.06	$4,846,900
	STAP(5)	09/14/08		87,500	$109.64	$4,207,000
	Milestone Incentive		$485,000
	Stock Option Exchange(4)	12/26/08		167,125	$61.50	$987,500
Paul Mahon	STAP(5)	06/03/08		80,625	$94.06	$3,462,000
	STAP(5)	09/14/08		62,500	$109.64	$3,005,000
	Milestone Incentive		$325,000
	Stock Option Exchange(4)	12/26/08		144,475	$61.50	$897,600

(1)
The amounts in this column reflect each Named Executive Officer's cash incentive bonus target opportunity based on the annual Milestone Incentive Bonus Program for 2008 described in the section entitled Milestone Incentive Bonus Program of the Compensation Discussion and Analysis. The Milestone Incentive Bonus Program does not have a threshold or maximum payout. Accordingly, no threshold or maximum columns are shown. Actual bonuses earned under the program in 2008 are reported in the Summary Compensation Table under the column entitled "Non-Equity Incentive Plan Compensation".

(2)
The amounts in this column reflect the number of stock option awards granted under our 1997 Equity Incentive Plan, which were exchanged pursuant to our option exchange program, and STAP awards. See the section entitled 2008 Exchange of Underwater Stock Options and Amendments to STAP Awards above for further details on the option exchange program.

(3)
For stock options, the Grant Date Fair Value is generally the amount that we will recognize as an expense over the award's vesting period, computed in accordance with SFAS No. 123R as described in Footnote (2) to the Summary Compensation Table above. Because all of the stock options listed in this table were granted pursuant to our option exchange program, the fair value listed is the incremental fair value of the replacement stock options, which is equal to the excess of the Grant Date Fair Value of the replacement stock options over the Grant Date Fair Value of the original stock options calculated as of the Grant Date.

  For STAP awards, the dollar values in this column reflect the fair value of the awards on the Grant Date computed in accordance with SFAS No. 123R. The Grant Date Fair Value does not necessarily represent the amount we will recognize as an expense over the STAP award's vesting period. The fair value of STAP awards is re-measured at the end of each quarterly reporting period until the awards are paid or are no longer outstanding. The expense we recognize on each quarterly reporting date is adjusted and prorated based on the amount of time the awards have been outstanding.

(4)
Represents stock options granted in exchange for previously granted stock options as a result of participation in the option exchange program discussed in the section entitled 2008 Exchange of Underwater Stock Options and Amendments to STAP Awards above. These awards were granted under our 1997 Equity Incentive Plan.

(5)
On November 24, 2008, the exercise price of these STAP awards was amended to $50.63, representing the closing price of our common stock on the NASDAQ Global Select Market on that date with no other modifications to the terms of the STAP awards. Amended STAP awards continue to vest according to their original vesting schedules. The incremental fair value per share of the amended STAP awards was $9.65, which represents the excess of the fair value of the amended STAP awards over the fair value of the original STAP awards calculated as of their respective grant dates. Total incremental fair value for the amended STAP awards for our Named Executive Officers other than Dr. Rothblatt was as follows: (i) John Ferrari, $1,069,000; (ii) Roger Jeffs, $1,933,600; and (iii) Paul Mahon, $1,381,200.

 NARRATIVES TO SUMMARY COMPENSATION TABLE AND
GRANTS OF PLAN-BASED AWARDS TABLE

Named Executive Officer Employment Agreements

        The material terms of each Named Executive Officer's employment agreement are described below.

Dr. Rothblatt

        In April 1999, we entered into an Executive Employment Agreement with Martine A. Rothblatt, Ph.D., our Chief Executive Officer. The employment agreement, as amended most recently in December 2004, provides for an initial five-year term, which is automatically extended for additional one-year periods after each year unless either party gives at least six months' notice of termination. Either party may terminate the agreement prior to an annual renewal, which would result in a four-year remaining term.

        Dr. Rothblatt's compensation in 2008 was paid pursuant to this employment agreement. Beginning April 1, 2008, she was entitled to a base salary of $810,000, annual cash and long-term incentive bonus compensation and participation in employee benefits generally available to other executives of United Therapeutics. In accordance with the terms of her employment agreement, we also pay the cost of leasing, maintaining and insuring automobiles for Dr. Rothblatt.

        With respect to her annual long-term equity incentive compensation, Dr. Rothblatt's employment agreement provides that she will receive options to purchase shares of our common stock in accordance with a formula based on an increase in our market capitalization. The terms of Dr. Rothblatt's long-term incentive opportunity are described in the narrative entitled Individual Equity Incentive Compensation Plan below. For information regarding severance and change in control arrangements for Dr. Rothblatt, see the text following the Potential Payments Upon Termination or Change in Control table below.

Dr. Jeffs and Messrs. Mahon and Ferrari

        We have entered into employment agreements with each of Dr. Jeffs and Messrs. Mahon and Ferrari. As amended on December 29, 2004, the agreements for Dr. Jeffs and Mr. Mahon provide for an initial five-year term, which is automatically extended for additional one-year periods after each year. Either party may terminate the agreement upon 60 days notice prior to an annual renewal, which would result in a four-year remaining term. Mr. Ferrari's contract was entered into on August 2, 2006, as amended on December 28, 2006. Mr. Ferrari's employment agreement provides for an initial five-year term, which is automatically extended for additional one-year periods after each year. Either party may terminate the agreement upon 60 days notice prior to an annual renewal, which would result in a four-year remaining term. Dr. Jeffs' agreement provides for an annual base salary of at least $250,000. Mr. Mahon's agreement provides for an annual base salary of at least $300,000. Mr. Ferrari's agreement provides for an annual base salary of at least $240,000. The level of each executive's base salary is subject to annual review and increase by the Compensation Committee. Annual salaries for Dr. Jeffs, Mr. Mahon and Mr. Ferrari were last reviewed on March 4, 2009, and are currently set at $710,000, $615,000 and $400,000, respectively. Each executive is eligible to participate in United Therapeutics' broad-based employee benefit plans. In accordance with the terms of Dr. Jeffs' employment agreement, we also pay the cost for leasing an automobile for Dr. Jeffs.

        Mr. Ferrari's employment agreement also provides his level of annual cash and long-term bonus target opportunities. The bonuses awarded to Mr. Ferrari are ultimately subject to the criteria set forth in the Compensation Discussion and Analysis above. Under his employment agreement, Mr. Ferrari's annual cash incentive bonus target opportunity is equal to at least 35% of his base salary and his annual long-term incentive bonus target opportunity is at least 30,000 stock options or STAP awards; provided, however, that the foregoing long-term incentive bonus target opportunity is subject to review and adjustment from time to time by the Compensation Committee. The Compensation Committee subsequently increased Mr. Ferrari's long-term incentive bonus target opportunity to 125,000 STAP awards for 2008.

        For information regarding severance and change in control arrangements for these Named Executive Officers, see the text following the Potential Payments Upon Termination or Change in Control table below.

Summary of Terms of Plan-Based Awards

Milestone Incentive Plan

        Our annual cash incentive plan is designed to reward financial and operational performance of United Therapeutics. Awards earned under the Milestone plan are paid in cash. For details of the plan, see the section entitled Milestone Incentive Bonus Program in the Compensation Discussion and Analysis above.

Individual Equity Incentive Compensation Plan

        In accordance with the terms of her employment agreement, as amended, Dr. Rothblatt is eligible to receive an annual award of stock options to purchase the number of shares of common stock that is equal to one-eighteenth of one percent of the increase in our market capitalization, calculated as the average closing price for the month of December, from its average measured in December of the prior year. The Compensation Committee may reduce the number of stock options to be granted in accordance with the formula in her employment agreement. In 2007, Dr. Rothblatt was awarded 582,607 stock options in accordance with this formula. In 2008, Dr. Rothblatt did not receive a long-term incentive bonus award, but she did participate in the stock option exchange, as discussed above under the section entitled 2008 Exchange of Underwater Stock Options and Amendments to STAP Awards. To date, all of Dr. Rothblatt's stock options have been awarded pursuant to our 1997 Equity Incentive Plan, have a term of ten years and are fully vested and exercisable on the date of grant. The stock options have an exercise price equal to or exceeding the fair market value of our common stock at the closing market price on the date of grant. If Dr. Rothblatt is a 10% owner at the time of any grant, the exercise price will be equal to 110% of the fair market value. The options are exercisable over five years if Dr. Rothblatt is a 10% or greater stockholder on the date of grant, or ten years otherwise. The maximum number of shares reserved under our 1997 Equity Incentive Plan for such grants is 7,939,517.

STAP Awards

        As described in the Compensation Discussion and Analysis, in 2008 our Named Executive Officers (other than Dr. Rothblatt) were granted discretionary STAP awards under the United Therapeutics' STAP. These long-term incentive bonus awards are granted bi-annually, concurrently with the cash incentive bonus awards. The STAP awards convey the right to receive an amount in cash equal to the positive difference between the exercise price (which equals the closing price of one share of the Company's common stock on the date of grant) and the closing price of one share of the Company's common stock on the date of exercise. The fair market value is based on the closing price of our common stock on the relevant date. The grants awarded in June 2008 were based our Named Executive Officers' performance for the second half of 2007, the grants awarded in September 2008 were based on our Named Executive Officers' performance for the first half of 2008 and the grants awarded in March 2009 were based on our Named Executive Officers' performance for the second half of 2008.

        Each STAP award has a ten-year term and vests in one-third increments each year starting on the date of grant, subject to the Named Executive Officer's continued employment. For information regarding acceleration of vesting upon certain employment termination events, see text following the Potential Payments Upon Termination or Change in Control table below.

        On November 24, 2008, the Compensation Committee amended the exercise price of the STAP awards held by our Named Executive Officers other than Dr. Rothblatt. The STAP awards granted on June 3, 2008, had an exercise price of $94.06 per award, and the STAP awards granted on September 15, 2008, had an exercise price of $109.64 per award, both of which were significantly higher than the market price per share of the Company's common stock on November 24, 2008. This is commonly referred to as being "underwater." As a result, immediately prior to their amendment on November 24, 2008, these STAP awards had little or no value as incentives to retain and motivate our Named Executive Officers. The exercise prices of the following STAP awards, which were originally granted on June 3, 2008 and September 15, 2008, respectively, were amended to $50.63 per STAP award, representing the closing price of the Company's common stock, as reported on the NASDAQ Global Select Market, on November 24, 2008: (1) 112,875 and 87,500 STAP awards to Dr. Jeffs; (2) 80,625 and 62,500 STAP awards to Mr. Mahon; and (3) 48,275 and 62,500 STAP awards to Mr. Ferrari.

        The amendment to the exercise price of the STAP awards was intended to provide our Named Executive Officers other than Dr. Rothblatt with the opportunity to hold STAP awards with a greater potential to increase in value over time, thereby creating long-term incentives for them to remain with the Company and contribute to the attainment of its business and financial objectives.

Stock Option Awards

        On November 26, 2008, we commenced an option exchange program with respect to certain outstanding options to purchase shares of the Company's common stock that have an exercise price per share greater than $65.00. Three out of four of our Named Executive Officers participated in the option exchange program. All of the replacement options were issued when the option exchange program terminated on December 26, 2008, and had an exercise price of $61.50 per share, representing the closing price of the Company's common stock, as reported on the NASDAQ Global Select Market, on December 26, 2008. Replacement options granted in exchange for vested options are subject to a one-year vesting schedule. Any replacement options granted in exchange for unvested options are subject to the original vesting schedule of the original unvested options. All replacement options were granted under the Company's Amended and Restated Equity Incentive Plan and, other than the changes described herein, have terms and conditions identical to those contained in the corresponding original option grants.

        Options were exchanged by our Named Executive Officers as follows:

  •
  Dr. Rothblatt, exchanged options to purchase 582,607 shares of the Company's common stock, out of an aggregate 909,434 options that were eligible for exchange;

  •
  Dr. Jeffs, exchanged options to purchase 167,125 shares of the Company's common stock, representing all of his options eligible for exchange; and

  •
  Mr. Mahon, exchanged options to purchase 144,475 shares of the Company's common stock, representing all of his options eligible for exchange.

        The following table sets forth information regarding unexercised stock options or STAP awards held by each of our Named Executive Officers as of December 31, 2008:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)
Name and Grant Date	Number of Securities Underlying Options(#) Exercisable(2)	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price(3)($)	Option Expiration Date
Martine Rothblatt
01/20/2005	133,414	—	$43.60	01/20/2015
01/20/2005	282,807	—	43.60	06/26/2010
12/30/2005	326,827	—	69.12	12/30/2015
12/31/2007 (vesting 12/26/09)(4)	—	582,607	61.50	12/31/2017
John Ferrari
12/15/2003	3,206	—	$20.51	12/15/2013
06/15/2004	1,541	—	22.70	06/15/2014
12/15/2004	4,867	—	44.74	12/15/2014
06/15/2005	7,944	—	49.74	06/15/2015
12/15/2005	8,228	—	71.24	12/15/2015
08/10/2006	10,000	5,000	53.72	08/10/2016
09/15/2006	12,209	6,104	56.92	09/15/2016
03/15/2007	3,000	6,000	55.94	03/15/2017
09/14/2007	8,875	17,750	66.79	09/14/2017
06/03/08(5)	—	48,275	50.63	06/03/2018
09/15/08(6)	—	62,500	50.63	09/15/2018
Roger Jeffs
12/15/2004	64,000	—	$44.74	12/15/2014
06/29/2005	70,000	—	48.78	06/29/2015
12/15/2005 (vesting 12/26/09)	—	105,000	61.50	12/15/2015
09/15/2006	58,333	29,167	56.92	09/15/2016
03/15/2007	17,500	35,000	55.94	03/15/2017
09/14/2007 (vesting 09/14/09, 12/26/09, and 09/14/10)(4)	—	62,125	61.50	09/14/2017
06/03/08(5)	—	112,875	50.63	06/03/2018
09/15/08(6)	—	87,500	50.63	09/15/2018
Paul Mahon
03/20/2000	3,333	—	$57.13	03/20/2010
05/23/2000	100	—	60.94	05/23/2010
10/04/2000 (vesting 12/26/09)(4)	—	100	61.50	10/04/2010
11/28/2000	100	—	47.00	11/28/2010
12/15/2004	35,380	—	44.74	12/15/2014
01/20/2005	2,293	—	43.60	01/20/2015
06/29/2005	15,000	—	48.78	06/29/2015
12/15/2005 (vesting 12/26/09)(4)	—	100,000	61.50	12/15/2015
09/15/2006	41,667	20,833	56.92	09/15/2016
03/15/2007	12,500	25,000	55.94	03/15.2017
09/14/2007 (vesting 09/14/09, 12/26/09 and 09/14/10)(4)	—	44,375	61.50	09/14/2017
06/03/08(5)	—	80,625	50.63	06/03/2018
09/15/08(6)	—	62,500	50.63	09/15/2018

(1)
Includes all outstanding stock option and STAP awards as of December 31, 2008.
(2)
All stock options and STAP awards vest in one-third increments per year from the date of grant, assuming continued employment, except for Dr. Rothblatt's, which are fully vested upon grant pursuant to her employment agreement. As of December 31, 2008, no STAP awards were vested.
(3)
The exercise price of a stock option or STAP award is the closing price on the NASDAQ Global Select Market of a share of our common stock on the date of grant. However, outstanding STAP awards were amended on November 24, 2008, to reduce their exercise price to $50.63, the closing price of our common stock on the NASDAQ Global Select Market on that date.
(4)
Outstanding stock options were exchanged on December 26, 2008. Pursuant to the option exchange program, any vested stock options exchanged will vest one year from the date of re-grant on December 26, 2009, and any unvested stock options exchanged continue to vest according to their original vesting schedules.
(5)
Represents a STAP award grant with an original exercise price of $94.06. However, outstanding STAP awards were amended on November 24, 2008, to reduce their exercise price to $50.63, the closing price of our common stock on the NASDAQ Global Select Market on that date.
(6)
Represents a STAP award grant with an original exercise price of $109.64. However, outstanding STAP awards were amended on November 24, 2008, to reduce their exercise price to $50.63, the closing price of our common stock the NASDAQ Global Select Market on that date.

        The following table shows the number of shares of our common stock acquired upon exercise of stock options by each of our Named Executive Officers during the year ended December 31, 2008. To date, no STAP awards have vested and, as such, none have been exercised.

Option Exercises and Stock Vested

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Martine Rothblatt	378,600	$19,686,000
John Ferrari	11,000	$799,000
Roger Jeffs	77,325	$5,035,800
Paul Mahon	42,000	$2,211,900

    (1)
    The value realized equals the difference between the exercise price of the stock options and the fair market value of our common stock upon the date of exercise, multiplied by the number of options exercised.

        The following table describes the present value of the accumulated benefit for each Named Executive Officer under the SERP:

Pension Benefits

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)(2)
Martine Rothblatt	SERP	11.3	$6,103,300
John Ferrari	SERP	7.6	$1,215,500
Roger Jeffs	SERP	10.3	$3,494,000
Paul Mahon	SERP	7.5	$2,652,200

    (1)
    The number of years of credited service reflects the different dates that these Named Executive Officers became employed by us.

    (2)
    For a discussion of valuation assumptions, see Note 14, Supplemental Executive Retirement Plan, to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The present value of accumulated benefits calculation includes non-service related benefits, that is, it assumes continued service until participants reach age 60. The present value is based on accumulated benefits projected at age 60 based on earnings at December 31, 2008, without reflecting the age 62 Social Security offset. A discount rate of 6.35% is used and assumes no pre-retirement death, disability or termination.

 Supplemental Executive Retirement Plan

        In March 2006, the Compensation Committee approved a non-qualified supplemental defined benefit retirement plan for select key executives to enhance the long-term retention of individuals that have been and will continue to be vital to United Therapeutics' success.

        The United Therapeutics SERP became effective April 1, 2006. Under the terms of this arrangement, participants generally must remain in the employ of United Therapeutics or one of its affiliates until age 60 to receive a benefit except in the event of death, disability or a change in control of United Therapeutics. If a participant terminates employment with United Therapeutics for any reason prior to age of 60 (other than due to death or disability or following a change of control), no benefit will be paid. The benefit to be paid under the plan is based on when an executive commenced participation in the plan. In general, a participant will be eligible for an unreduced benefit under the plan after 15 years of service. Upon a change-in-control before a participant reaches age 60, he or she will immediately vest in and receive a prorated benefit based on years of service to date. The Compensation Committee expects the number of participants to remain small during the life of this program.

        The SERP is administered by the Compensation Committee. Only a member of a "select group of management or highly compensated employees" within the meaning of ERISA Section 201(2) may be eligible to participate in the SERP. Currently, our Named Executive Officers and three other officers have been designated to participate in the SERP. Drs. Rothblatt and Jeffs and Mr. Mahon are all eligible, upon retirement after the age of 60, to receive monthly payments equal to the monthly average of the total gross base salary received by the participant over his or her last 36 months of active employment (the Final Average Compensation), reduced by the participant's Social Security benefit (determined as provided under the SERP), for the remainder of the participant's life (the aggregate amount of such payments, the Normal Retirement Benefit), commencing on the first day of the sixth month after retirement. For executives who began participating in the plan after July 1, 2006, including Mr. Ferrari, the retirement benefit is generally calculated as 100% of the final three year average base compensation reduced by the estimated social security benefit they would receive in retirement multiplied by a fraction the numerator of which is their years of service and the denominator of which is 15 (the Normal Retirement Benefit). For participants who have less than 15 years of service with United Therapeutics, the retirement benefit is prorated by the number of years of actual service divided by 15 years. By age 60, all of the current participants except Mr. Ferrari will have had 15 years of service if they remain employed by United Therapeutics. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant's beneficiary, as applicable, will be entitled to a percentage of the Normal Retirement Benefit, as determined under the SERP (the aggregate amount of such payments referred to as the Disability Retirement Benefit), commencing on the first day of the sixth month after termination of employment in the event of a Disability and as soon as administratively practicable in the event of death. Participants may elect to receive their benefit in the form of a single life annuity, an actuarially equivalent joint and survivor annuity, or a lump sum.

        Future participants will be recommended for participation in the SERP by the Chief Executive Officer and, following Compensation Committee approval, will become participants on the first day of the month coinciding with or next following the date of designation by the Compensation Committee of eligibility to participate in the SERP. Upon retirement after the age of 60, such participants will be eligible to receive a Normal Retirement Benefit for the remainder of the participant's life commencing on the first day of the sixth month of retirement. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant's beneficiary, as applicable, will be entitled to a Disability Retirement Benefit equal to a percentage of the Normal Retirement Benefit such participant would have been eligible to receive, as determined under the SERP, commencing on the first day of the sixth month after termination of employment.

        In the event of a change in control of United Therapeutics by acquisition, merger, hostile takeover or for any other reason whatsoever which also qualifies as a "change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation" under Internal Revenue Code section 409A(a)(2)(A)(v) (a Change in Control), a participant who is actively employed on the date of the Change in Control will be entitled to a lump sum payment equal to the actuarial equivalent present value of a monthly single life annuity equal to (1) the participant's Final Average Compensation, reduced by the participant's estimated future Social Security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant's years of service and the denominator of which equals 15, to be paid as soon as administratively practicable following the Change in Control. In the event that a participant is entitled to a Normal Retirement Benefit or Disability Retirement Benefit at the time of a Change in Control, all such payments (or any remaining payments, with respect to any participant who is receiving payments under the SERP at the time of the Change in Control) will be made in a lump sum as soon as administratively practicable following such Change in Control.

        Participants in the SERP will be prohibited from competing with United Therapeutics or soliciting its employees for a period of twelve months following his or her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

        No payments were made under the SERP in 2008.

        In addition, see the section entitled Severance and Change in Control Payments to the Chief Executive Officer below for a description of potential additional years of service to be awarded to Dr. Rothblatt pursuant to her employment agreement. There are no other supplementary service recognition or benefit enhancement provisions for our Named Executive Officers.

Rabbi Trust

        On December 28, 2007, the Compensation Committee adopted the United Therapeutics Corporation Supplemental Executive Retirement Plan Rabbi Trust Document (Rabbi Trust Document), providing for the establishment of a trust (Rabbi Trust), the assets of which will be contributed by United Therapeutics and used to pay benefits under the SERP. The Rabbi Trust Document was entered into between United Therapeutics and Wilmington Trust Company, which will serve as trustee of the Rabbi Trust. The Rabbi Trust is irrevocable, and SERP participants will have no preferred claim on, nor any beneficial ownership interest in, any assets of the Rabbi Trust.

        Generally, additional assets to the Rabbi Trust may be contributed by United Therapeutics' at its sole discretion. However, pursuant to the terms of the Rabbi Trust Document, within five days following the occurrence of a Potential Change in Control (as defined below), or if earlier, at least five days prior to the occurrence of a Change in Control (as defined below), United Therapeutics will be obligated to make an irrevocable contribution to the Rabbi Trust in an amount sufficient to pay each SERP participant or beneficiary the benefits to which they would be entitled pursuant to the terms of the SERP on the date on which the Change in Control occurred.

        For purposes of the Rabbi Trust Document, a "Potential Change in Control" will be deemed to have occurred if one of the following events has occurred: (A) United Therapeutics enters into an agreement, the consummation of which would result in the occurrence of a Change in Control (as defined below); (B) United Therapeutics or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or (C) the Board of Directors adopts a resolution to the effect that, for purposes of the Rabbi Trust Document, a Potential Change in Control has occurred.

        For the purpose of the Rabbi Trust Document, "Change in Control" means any transfer in control of United Therapeutics by acquisition, merger, hostile takeover or for any other reason whatsoever which also qualifies as a "change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation" under Internal Revenue Code section 409A(a)(2)(A)(v).

        The Rabbi Trust will not terminate until the date on which SERP participants or their beneficiaries are no longer entitled to benefits pursuant to the terms of the SERP.

Potential Payments Upon Termination or Change in Control

        Each of our Named Executive Officers is eligible to receive certain payments and benefits if his or her employment is involuntarily terminated without cause, terminated due to disability or death, or terminated in connection with a change in control of United Therapeutics in accordance with the applicable terms of their respective employment agreements, the SERP, our 1997 Equity Incentive Plan and related stock option agreements, and the STAP and related award agreements as further described in the table below. The amounts shown in the Potential Payments Upon Termination or Change in Control table below are estimates of the value of these payments and benefits, assuming that such termination was effective as of December 31, 2008. The actual compensation to be paid to a Named Executive Officer can only be determined at the time such Named Executive Officer's employment is terminated. In addition to the benefits described below, our Named Executive Officers will be eligible to receive any benefits accrued under United Therapeutics' broad-based benefit plans, such as distributions under life insurance and disability benefit plans and accrued vacation pay.

        The payments shown in the following table are provided to our Named Executive Officers under their respective employment agreements, the SERP, our 1997 Equity Incentive Plan, related stock option agreements, the STAP and related award agreements. The summary of these benefits following this table is qualified in its entirety by the specific language of the various agreements and plans that have been filed with the Securities and Exchange Commission.

Potential Payments Upon Termination or Change in Control

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause	Disability(1)(2)	Death(1)(2)	Termination upon a Change in Control	Change In Control without Termination of Employment
Martine Rothblatt
Salary and bonus	$3,742,600	$1,091,300	$1,091,300	$3,742,600	$—
Stock option vesting acceleration(3)	611,700	611,700	611,700	611,700	611,700
Supplemental Executive Retirement Plan	—	4,022,000	2,782,800	4,602,900	4,602,900
Health and other benefits(4)	97,800	—	—	97,800	—
Excise tax and gross-up(5)	—	—	—	534,100	—

Total	$4,452,100	$5,725,000	$4,485,800	$9,589,100	$5,214,600

John Ferrari
Salary and bonus	$1,150,000	$75,000	$75,000	$1,150,000	$—
Option and STAP award vesting acceleration(3)	1,438,600	1,438,600	1,438,600	1,438,600	1,438,600
Supplemental Executive Retirement Plan	—	1,242,600	853,000	1,242,600	1,242,600

Total	$2,588,600	$2,756,200	$2,366,600	$3,831,200	$2,681,200

Roger Jeffs
Salary and bonus	$2,268,800	$181,900	$181,900	$2,268,800	$—
Option and STAP award vesting acceleration(3)	2,959,500	2,959,500	2,959,500	2,959,500	2,959,500
Supplemental Executive Retirement Plan	—	1,562,600	1,126,200	2,395,900	2,395,900

Total	$5,228,300	$4,704,000	$4,267,600	$7,624,200	$5,355,400

Paul Mahon
Salary and bonus	$1,798,800	$121,900	$121,900	$1,798,800	$—
Option and STAP award vesting acceleration(3)	2,140,300	2,140,300	2,140,300	2,140,300	2,140,300
Supplemental Executive Retirement Plan	—	907,700	743,500	1,341,400	1,341,400

Total	$3,939,100	$3,169,900	$3,005,700	$5,280,500	$3,481,700

(1)
Assumes termination event occurs on December 31, 2008 for payout calculation.

(2)
Includes a bonus estimate for the second half of 2008 calculated based on the cash incentive bonus awards granted in March 2009.

(3)
The value shown is based on the difference between the aggregate exercise price of all accelerated stock options and the aggregate market value of the underlying shares calculated based on the closing market price of our common stock on December 31, 2008, $62.55, and the value of any STAP awards based on the same price.

(4)
Represents the estimated value of continued health care benefits for a three-year period after termination, outplacement services, and value of currently leased vehicle.

(5)
Upon a change in control, compensation and benefits in excess of three times compensation may be subject to a non-deductible 20% excise tax under section 280G of the Internal Revenue Code. Dr. Rothblatt is entitled to a gross-up of this tax under her employment agreement. The amount reported is an estimate of this gross-up amount, assuming a 35% tax rate.

Severance and Change in Control Payments to the Chief Executive Officer

        If Dr. Rothblatt's employment is terminated due to her death or disability, we will continue to pay to her or her estate her current base salary through the end of the calendar year following such death or disability, and if her employment is terminated for disability, we will pay for continued benefits under our short-term and long-term disability insurance programs. Under our 1997 Equity Incentive Plan, any unvested stock options that she holds will become fully vested upon her death or disability.

        Dr. Rothblatt is entitled to severance under her employment agreement upon the occurrence of any of the following three events (each referred to as a Termination Event):

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  Termination by United Therapeutics other than for "cause." In general, cause means: (i) her willful and continued failure to substantially perform her duties, or (ii) willfully engaging in gross misconduct that is materially injurious to United Therapeutics;

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  Termination by Dr. Rothblatt for "good reason." In general, good reason means, without her consent, the occurrence of any of the following: (i) the assignment of any duties that are inconsistent with her position as Chief Executive Officer; (ii) a material adverse change in her reporting responsibilities, titles or offices; (iii) failure to re-elect her to any position she held with United Therapeutics; (iv) a reduction in her base salary or failure to increase her salary consistent with certain other executive salary increases; (v) relocation or additional substantially more burdensome travel requirements; (vi) removal as a participant in any bonus or other incentive plans in which she was participating; (vii) failure to keep in effect certain benefit plans and arrangements; (viii) failure to abide by certain provisions in the agreement; or (ix) any other material breach of the employment agreement; or

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  Resignation as an executive officer but continued status as a Senior Advisor to United Therapeutics.

        Upon the occurrence of a Termination Event, Dr. Rothblatt will be entitled to a lump sum cash payment equal to the sum of:

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  Her then current base salary plus any bonus and incentive payments, which have been earned through the date of termination;

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  The greater of her bonus and incentive payments for the prior year or the average of such payments for the prior two years, on a prorated basis for the year of termination;

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  Three times the sum of her highest annual base salary for the preceding twelve months and the greater of her previous year's bonus and incentive payment or the average of those payments for the previous two years; and

  •
  The difference between the fair market price and the exercise price of any non-vested options held by Dr. Rothblatt.

        Upon the occurrence of a Termination Event, in addition to the benefits Dr. Rothblatt is entitled to receive under any retirement plan in which she participates on the date of termination (currently the SERP), Dr. Rothblatt is also entitled to receive a cash payment at her attainment of age 65 of an amount equal to the actuarial equivalent of the retirement pension, if any, she would have been entitled to receive under the terms of the retirement plan in which she was participating at the time of her termination, without regard to any vesting requirements under the plan, had she received three additional years of service following the date of termination at a rate of salary equal to her base salary in effect at the termination date. United Therapeutics is also required to maintain in full force and effect, in substantially all material respects, all employee benefit plans, programs and arrangements in which Dr. Rothblatt was entitled to participate immediately prior to the date of termination for the longer of thirty-six months after the termination date or the date upon which she receives comparable benefits from a new employer, or to provide substantially similar benefits if her participation in such plans or programs is barred.

        The agreement also provides for a tax gross-up payment to the extent any payments made upon termination of Dr. Rothblatt's employment are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor code provision. In addition, Dr. Rothblatt will receive other employee and retirement benefits. The agreement prohibits Dr. Rothblatt from engaging in activities competitive with us for five years following termination of her employment. She will also be subject to a permanent confidentiality obligation.

        Under the SERP, Dr. Rothblatt will be entitled to receive the benefit as described under the Pension Benefits table above in the event of death, disability or upon a change in control (as defined in the SERP). As a participant in the SERP, Dr. Rothblatt will be prohibited from competing with United Therapeutics or soliciting its employees for a period of twelve months following her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

Severance and Change in Control Payments to Named Executive Officers Other than the Chief Executive Officer

        Each of the employment agreements with Dr. Jeffs and Messrs. Mahon and Ferrari provides for severance benefits under various termination scenarios. These Named Executive Officers will be entitled to severance under their employment agreements upon the occurrence of any of the following four events:

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  Termination by United Therapeutics other than for "cause." In general, cause means: (i) failure to perform any of the material terms or provisions of the agreement; (ii) negligent or unsatisfactory performance of duties, after notice and the opportunity to correct such performance; (iii) employment or profession related misconduct; (iv) conviction of a crime involving a felony, fraud or embezzlement; or (iv) misappropriation of United Therapeutics funds or misuse of assets;

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  Termination by the executive as a result of his authority and responsibilities being materially diminished without cause;

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  Termination as a result of the transfer of control of United Therapeutics; or

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  Resignation as an executive officer but continued status as a Senior Advisor to United Therapeutics.

        Upon the occurrence of any of these events, each of these Named Executive Officers is entitled to a lump sum payment of the greater of the amount he would have been entitled to receive in base salary through the remaining term of the agreement or an amount equal to two years of his then-current salary and cash incentive bonus. An estimate of the value of this payment based on salary levels as of December 31, 2008 is set forth in the table above. In addition, any unvested stock options and STAP awards would immediately become vested.

        Upon death or disability, any unvested stock options and STAP awards held by Dr. Jeffs or Messrs. Mahon and Ferrari will become fully vested. In addition, upon disability, each executive is entitled to receive any benefits under any incentive compensation plan or program at the time such payments are due.

        Each of their employment agreements prohibits Dr. Jeffs and Messrs. Mahon and Ferrari from accepting employment, consultancy or other business relationships with an entity that directly competes with United Therapeutics or from engaging in the solicitation of our employees on behalf of a competitor for a period of two years following his last receipt of compensation from us. Each of Dr. Jeffs and Messrs. Mahon and Ferrari are under an obligation of confidentiality for three years after termination of their employment.

        These Named Executive Officers will also be entitled to receive the benefit as described under the Pension Benefits table in the event of death, disability or upon a change in control (as defined in the SERP). In addition, as participants in the SERP, each of Dr. Jeffs and Messrs. Mahon and Ferrari will be prohibited from competing with United Therapeutics or soliciting its employees for a period of twelve months following his termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

 REPORT OF THE AUDIT COMMITTEE AND INFORMATION ON OUR
INDEPENDENT AUDITORS

Report of the Audit Committee

         The Audit Committee oversees United Therapeutics' financial reporting process and monitors compliance with our Code of Ethics and Business Conduct on behalf of our Board of Directors. We are all independent directors under the listing standards of NASDAQ and the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934. Our Board of Directors has determined that R. Paul Gray, the Committee Chairman, is an audit committee financial expert as defined under the rules and regulations of the Securities and Exchange Commission and that each member of the Audit Committee meets the financial sophistication requirement of the NASDAQ listing standards. The Audit Committee operates under a written charter, which we review periodically and which was adopted by our Board of Directors. We have amended our charter to be consistent with the provisions of the Sarbanes-Oxley Act of 2002, as well as the corporate governance rules issued by the Securities and Exchange Commission and NASDAQ, as they relate to audit committee requirements.

         We have met and held discussions with management and our independent auditors. Management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls and disclosure controls and procedures. The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of our independent auditors. Ernst & Young LLP functioned as our independent auditors for 2008. Ernst & Young LLP is responsible for expressing an opinion on (1) the conformity of our financial statements with generally accepted accounting principles and (2) our internal control over financial reporting. The Audit Committee does not prepare financial statements or conduct audits.

         In conjunction with the December 31, 2008 audited consolidated financial statements, we have:

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  reviewed and discussed our 2008 consolidated financial statements with our management and Ernst & Young LLP, including discussions about critical accounting policies, other financial accounting and reporting principles and practices appropriate for us, and the reasonableness of significant judgments;

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  reviewed and discussed management's assessments of the effectiveness of internal controls over financial reporting and Ernst & Young LLP's related assessments and auditing procedures;

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  discussed with Ernst & Young LLP the overall scope of and plans for our audits and reviews. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss our financial reporting processes and internal accounting controls. We have reviewed all important audit findings prepared by Ernst & Young LLP;

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  discussed with Ernst & Young LLP matters that are required to be discussed by generally accepted auditing standards, including those standards set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. Ernst & Young LLP also provided to the Audit Committee the written disclosures regarding its independence required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T. We also discussed with Ernst & Young LLP any relationships that may have an impact on their objectivity and independence and satisfied ourselves as to Ernst & Young LLP's independence. We also reviewed and pre-approved the scope and fees for all audit and other services performed by Ernst & Young LLP for us; and

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  met and reviewed with members of senior management and Ernst & Young LLP the certifications provided by the Chief Executive Officer and the Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission relating to these certifications and the overall certification process.

         Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for 2008 and related reports on internal controls be included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

                      Submitted by the Audit Committee:
                      R. Paul Gray (Chair)
                      Christopher Causey
                      Christopher Patusky

 Principal Accountant Fees and Services

        Fees for professional services provided by Ernst & Young LLP in each of the last two years in each of the following categories are:

	2008	2007
Audit fees	$672,100	$544,900
Audit-related fees	409,900	—
Tax fees	301,300	300,500

	$1,383,300	$845,400

        Fees for audit services include fees associated with the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, accounting and financial reporting consultations and services in connection with registration statements. Audit-related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported as audit fees. Tax fees are fees billed for professional services for tax compliance, tax advice and tax planning. All other fees include fees for permitted products and services other than those classified as audit, audit-related or tax.

        The Audit Committee of our Board of Directors has considered and determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence. Since Ernst & Young LLP's appointment as our independent registered public accounting firm, the Audit Committee has pre-approved all of the services performed by Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of our Independent Auditors

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services performed by our independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, our independent auditor provides an engagement letter to the Audit Committee prior to commencing its second-quarter review work, which letter outlines the scope of the proposed audit and audit-related fees. The Audit Committee reviews the letter and negotiates with and formally engages the auditor.

        For non-audit services, our senior management may from time to time recommend to the Audit Committee that it engage our independent auditor to provide non-audit services, and request the Audit Committee to approve such engagement. Our senior management and our independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget estimating non-audit service spending for the fiscal year will be provided to the Audit Committee along with the request. The Audit Committee must approve the permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by our independent auditor pursuant to this pre-approval process.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, Named Executive Officers and 10% shareholders to file reports of ownership of our equity securities with the Securities and Exchange Commission and to furnish copies of all such reports to us. We routinely assist our officers and directors in preparing and filing these reports. To our knowledge, based on the information furnished to us, we believe that for the year ended December 31, 2008, all such filing requirements were met.

Shareholder Proposals

        We expect that our 2010 annual meeting of shareholders will take place on June 26, 2010. We anticipate distributing our proxy statement in connection with our 2010 annual meeting of shareholders on or about April 29, 2010. Shareholder proposals intended for inclusion in our proxy statement and form of proxy for our 2010 annual meeting of shareholders must be received by us by overnight mail, acceptance signature required, no later than January 8, 2010, and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in our proxy statement and form of proxy relating to that meeting.

        In order for a shareholder to bring other business before the 2010 annual meeting of shareholders, our Amended and Restated Bylaws require that the shareholder give timely notice of the proposal to our Secretary in advance of the meeting. Such notice must be given no less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary of the 2009 annual meeting of shareholders unless the date of the 2010 annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the 2009 annual meeting, in which case notice of a proposal must be received by our Secretary no later than the close of business on the later of the sixtieth (60th) day prior to the 2010 annual meeting or the tenth (10th) day following the date on which public announcement of the date of the 2010 annual meeting of shareholders is first made. Accordingly, for the 2010 annual meeting, notice of a proposal must be received by our Secretary no later than March 28, 2010 and no earlier than February 26, 2010. In addition, the notice must meet all other requirements contained in our Amended and Restated By-laws. These requirements are separate from the requirements a shareholder must meet to have a proposal included in our proxy statement.

        All notices of proposals must be given in writing to our Secretary by e-mail at corporatesecretary@unither.com, by facsimile at (202) 483-4006 or by overnight mail, acceptance signature required, to United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910.

Director Nominations

        In order for a shareholder to nominate a director for election at the 2010 annual meeting of shareholders, our Amended and Restated Bylaws require that the shareholder give timely notice of the nomination to our Secretary in advance of the meeting. Such notice must be given no less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary of the 2009 annual meeting of shareholders unless the date of the 2010 annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the 2009 annual meeting, in which case notice of a nomination must be received by our Secretary no later than the close of business on the later of the sixtieth (60th) day prior to the 2010 annual meeting or the tenth (10th) day following the date on which public announcement of the date of our 2010 annual meeting of shareholders is first made. Accordingly, for the 2010 annual meeting, notice of a nomination must be received by our Secretary no later than March 28, 2010 and no earlier than February 26, 2010. In addition, the notice must meet all other requirements contained in our Amended and Restated Bylaws.

        All notices of nominations must be given in writing to our Secretary by e-mail at corporatesecretary@unither.com, by facsimile at (202) 483-4006 or by overnight mail, acceptance signature required, to United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910.

Code of Conduct and Ethics

        We have a written Code of Conduct and Ethics that applies to our principal executive officer, principal financial officer, our principal accounting officer and all of our other directors, officers and employees. The Code of Conduct and Ethics is available on our website at http://www.unither.com. We will provide a copy of the Code of Conduct and Ethics free of charge in response to a written request mailed to our corporate headquarters to the attention of: Investor Relations Department, 1110 Spring St., Silver Spring, Maryland 20910. If any amendment to, or a waiver of, a provision of the Code of Conduct and Ethics that applies to the principal executive officer, principal financial officer and principal accounting officer is made, such information will be posted on our website at http://www.unither.com.

Other Business

        Management knows of no matters to be presented for action at the 2009 annual meeting of shareholders other than as presented above. However, if any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interests of United Therapeutics.

Shareholders Sharing the Same Address

        We have adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, we will deliver only one copy of our 2008 Annual Report to Shareholders, 2008 Annual Report on Form 10-K and this proxy statement, to multiple shareholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also supports the environment.

        Our 2008 Annual Report to Shareholders, 2008 Annual Report on Form 10-K and this proxy statement are available at our web site at http://ir.unither.com/annualProxy.cfm, which does not have "cookies" that identify visitors to the site. We will deliver promptly upon written or oral request a separate copy of the 2008 Annual Report to Shareholders, 2008 Annual Report on Form 10-K and this proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or this proxy statement, write to: Senior Vice President, Investor Relations, 1110 Spring Street, Silver Spring, Maryland 20910 or call (301) 608-9292 and ask for Investor Relations.

        If you are a shareholder, share an address and last name with one or more other shareholders and would like to revoke your householding consent or you are a shareholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

        A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

 Annual Report

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, has been mailed concurrently with this proxy statement to all shareholders entitled to notice of and to vote at our annual meeting of shareholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy-soliciting material. Shareholders may obtain additional printed copies of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, without charge by mailing a request to United Therapeutics Corporation, Attention: Senior Vice President, Investor Relations, 1110 Spring Street, Silver Spring, Maryland 20910. An electronic copy is available on our website: http://ir.unither.com/annualProxy.cfm, which does not have "cookies" that identify visitors to the site.

PROXY UNITED THERAPEUTICS CORPORATION Annual Meeting of Shareholders – June 26, 2009 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Martine Rothblatt and Paul Mahon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of United Therapeutics Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held on June 26, 2009, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 AND 2. Please mark your votes as indicated in this example FOR AGAINST ABSTAIN 1 ELECTION OF DIRECTORS Nominees: FOR ALL WITHHOLD FOR ALL EXCEPTIONS 2 Vote to ratify Ernst & Young LLP as United Therapeutics Corporation’s independent registered public accounting firm for 2009 . . . 1 Ray Kurzweil 2 Martine Rothblatt 3 Louis Sullivan . . . INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) E ti ___________________________________________________ Will Attend Meeting . Mark Here for Address Change or Comments SEE REVERSE . Signature______________________________________Signature___________________________________Date__________________ NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2008 Annual Report to Shareholders are available at: http://ir.unither.com/annualProxy.cfm YES